Surreal at Dining in the Park

JBG SMITH

QUARTERLY INVESTOR PACKAGE | Q4 2023

TABLE OF CONTENTS

LETTER TO SHAREHOLDERS
SECTION ONE

Q4 2023 EARNINGS RELEASE
SECTION TWO

Q4 2023 SUPPLEMENTAL INFORMATION
SECTION THREE

Atlantic Plumbing Rooftop

JBGS Divider

Management Letter

February 20, 2024

To Our Fellow Shareholders:

On December 13th we, along with Monumental Sports & Entertainment, the Commonwealth of Virginia, and the City of Alexandria announced our plan to build a new sports and entertainment anchor in National Landing. This 1.2 million square foot economic development engine would include a new arena for the Washington Capitals and Washington Wizards as well as practice facilities, studio space, team offices, e-sports facilities, and an adjacent 5,000+ person performing arts venue. The addition of these sports and entertainment uses would complement the academic, technology, and defense demand generators already thriving in this neighborhood and clearly establish National Landing as an even more powerful center of gravity in the broader Washington metro area. We anticipate the legislative process to consider this opportunity will conclude during the second quarter, and if approved, definitive documentation would follow. On top of this potentially game-changing outcome and notwithstanding still-frozen capital markets, we continued our capital recycling success in finding haystack needles with our sale last week of Central Place Tower to the CoStar Group. This sale further fuels the trend of businesses seeking out lower-cost, more business-friendly Virginia over DC; it also sources valuable liquidity and capital at (or above) NAV to allocate to more accretive uses.

Despite another year of challenging market conditions, 2023 was a year filled with accomplishments, we are pleased to share them with you below:

2023 Accomplishments

Announced Monumental Sports & Entertainment’s Planned Relocation to National Landing

●	Subject to definitive documentation and applicable governmental approvals, we expect to entitle, plan, and develop a mixed-use Entertainment District anchored by a new arena for the Washington Wizards and Washington Capitals in the Potomac Yard section of National Landing.
●	Along with the arena, the plans call for a global corporate headquarters for Monumental Sports & Entertainment, a Monumental Sports Network media studio, the Wizards practice facility, a performing arts venue, and an expanded e-sports facility – all situated adjacent to the Virginia Tech Innovation Campus, the recently delivered Potomac Yard-VT Metro Station, and approximately 8.1 million square feet of future development opportunities, of which JBG SMITH owns approximately 1.5 million square feet and serves as master developer for the remainder.

Completed the 2.1 Million Square Foot Metropolitan Park, the First Phase of Amazon’s New Headquarters

●	As of March 2023, roughly 8,000 employees had been hired at Amazon’s new headquarters, surpassing Amazon’s 2023 year-end commitment to the Commonwealth of Virginia.

Doubled Crystal Drive Retail and Delivered Two Critical Placemaking Projects in National Landing

●	These include: (i) Water Park, a 1.6-acre dining destination comprising 11 different food and drink concepts, including nine eateries operated by emerging local-, minority- and women-led businesses, a gourmet pizzeria, and a wine and oyster bar overlooking the park; and (ii) Surreal, a unique indoor/outdoor dining concept by Michelin-rated chef Enrique Limardo of Seven Restaurant Group.

●	Additional amenities including novel culinary experiences, indoor/outdoor dining, and neighborhood-serving shops and entertainment will open later this year when 1900 Crystal Drive delivers.

Completed $444.1 Million of Dispositions at Attractive Valuations

●	Achieved a weighted average capitalization rate of 5.1% (5.8% on income-producing assets and $46 per square foot on over 1.0 million square feet of land).
●	Significant transactions included:
o	$196 million sale of an 80% pari-passu interest in 4747 Bethesda Avenue (office) at approximately $815 per square foot
o	$95 million sale of Falkland Chase, a 438-unit class-B multifamily asset in Silver Spring, Maryland
o	$80 million sale of Crystal City Marriott, a 345-key hotel in National Landing
o	$29.5 million sale of 5M Street Southwest, a Washington, DC land parcel entitled for over 664,000 square feet of potential high-rise development density

Achieved Strong Operating Performance Despite Macroeconomic Headwinds

●	Occupancy in the multifamily portfolio increased 110 basis points year-over-year, ending the quarter at 94.7%.
●	Multifamily Same-Store NOI grew 14.1% in the fourth quarter and 10.9% during the year, driven by higher market rents and higher occupancy across the portfolio fueled by the current low level of supply in the DC market.
●	Completed 927,000 square feet of office leases with a weighted average lease term of 5.5 years.
●	Continued to see consistent demand for office space in National Landing from defense and technology industries: 90.3% of leases (on a square footage basis) executed in 2023 were with defense and technology tenants.

Streamlined Business Operations Amidst Transition to Majority Multifamily and Realized Total G&A Savings of Approximately 10%

●	Reorganized teams and internal processes to help scale our multifamily portfolio while providing industry-leading service to our residents.
●	Neared completion on 1,583 under-construction multifamily units, bringing new housing options to National Landing while furthering our transformation to a majority multifamily company.

Addressed Over $1.0 billion of Debt in Challenging Market Conditions

●	Recast our $750 million revolving credit facility, which now has a fully extended maturity date of June 2028.
●	Addressed our $398 million of debt maturing in 2023; as of year-end our weighted average debt maturity stands at 3.7 years, after adjusting for by-right extension options.

Continued as a Market Leader in Sustainability and Housing Affordability

●	Honored with the United States Green Building Council Leadership Award for Organizational Excellence.
●	Received a 5-star ranking in the GRESB Assessment for our operating portfolio and development pipeline, ranking second in our sector as a U.S. Diversified Office/Residential company and first in our sector in the development assessment for U.S. Residential Listed companies.
●	Presented with Nareit’s Leader in the Light award for companies that have demonstrated superior and sustained sustainability practices.
●	Invested in 268 affordable housing units through the WHI Impact Pool. The WHI Impact Pool has preserved a cumulative 2,833 affordable housing units across five jurisdictions, satisfying almost 95% of its goal to finance 3,000 units by 2025.

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Capital Allocation

Although U.S. Treasuries have recently seen a modest decline, institutional capital remains on the sidelines. Despite the effectively frozen transaction market, we continued to execute our plan to dispose of non-core assets, successfully closing $130.4 million (at our share) of asset dispositions during the fourth quarter, including: (i) Crystal City Marriott, a 345-key hotel in National Landing, for $80.0 million, (ii) 5 M Street Southwest, a Washington, DC land parcel entitled for over 664,000 square feet of potential development density, for $29.5 million, (iii) Capitol Point North – 75 New York Avenue, a Washington, DC land parcel entitled for over 285,000 square feet of potential development density, for $11.5 million, and (iv) Rosslyn Gateway North and South, an Arlington, Virginia covered land parcel entitled for over 800,000 square feet of potential development density, for $9.4 million at our 18% share. These sales represent an average capitalization rate of 4.8% on the income-producing assets and approximately $46 per square foot on the land parcels.

Additionally, subsequent to year-end, we sold two more non-core assets: (i) Central Place Tower, a 550,000 square foot office tower in Rosslyn, Virginia, for $162.5 million at our 50% share (adjusting for credits as well as other payments made by the purchaser, the sale price equates to approximately $660 per square foot), and (ii) North End Retail, a 27,000 square foot retail asset in the U Street/Shaw submarket of Washington, DC, for $14.3 million. These sales represent a 4.0% average capitalization rate after accounting for known and expected vacates and an estimated 6.0% – 6.5% capitalization rate once re-stabilized.

We expect new investments, including development projects, acquisitions, and share repurchases, to be largely funded, whether up front or after the fact, by asset recycling. We believe share repurchases continue to be the most accretive use of capital available to us, given the material discount of our share price to NAV. Our strong balance sheet and ample liquidity afford us the ability to capitalize on this disconnect. Over the course of 2023, we repurchased 22.6 million shares at a weighted average price of $14.83, totaling $335.3 million. Since the inception of our share repurchase program in 2020, we have repurchased 48.6 million shares, or approximately 33% of shares and OP units outstanding as of December 31, 2019, at a weighted average price per share of $20.63, totaling $1.0 billion.

Last week, our Board of Trustees, in consultation with management, reduced our annual dividend rate to $0.70; in making this determination, the Board considered several factors, including (i) our on-going capital recycling strategy, (ii) the expected performance and capital requirements of our commercial portfolio, and (iii) the upcoming delivery of our 1,583 under-construction multifamily units (upon delivery, capitalized interest ceases which reduces FAD and taxable income). Upon delivery of 1900 Crystal Drive, expected in Q2 2024, we will no longer be able to capitalize interest, which will increase annual interest expense by approximately $17.3 million once the construction loan is fully drawn. Upon delivery of 2000/2001 South Bell Street, expected in Q3 2025, we will no longer be able to capitalize interest, which will increase annual interest expense by approximately $14.1 million once the construction loan is fully drawn. The current weighted average interest rate on these loans is 7.2%, and while we anticipate refinancing upon stabilization, the ultimate terms of those future refinancings are not yet known.

We believe the reduced dividend rate will help preserve JBG SMITH’s financial flexibility, reinforce our already strong financial position, continue to cover our taxable income distribution requirements, and enhance the Company’s ability to take advantage of compelling opportunities, such as share repurchases, as they arise. Share buybacks are a form of capital return to investors, as are dividends. At our current discount to NAV, we believe buybacks are more accretive to our long-term NAV per share than excess (above taxable income) dividends. Having bought back approximately 33% of the shares and OP units that were outstanding when we began our buyback program, we have eliminated approximately $34.0 million in annual dividends on those securities at the current dividend level.

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Financial and Operating Metrics

For the three months ended December 31, 2023, we reported Core FFO attributable to common shareholders of $36.1 million, or $0.38 per diluted share. Annualized NOI increased 3.0% quarter-over-quarter, excluding assets that were sold or recapitalized. Our multifamily portfolio ended the quarter at 96.0% leased and 94.7% occupied. Our office portfolio ended the quarter at 86.3% leased and 84.9% occupied.

As of December 31, 2023, our Net Debt/Total Enterprise Value was 57.2%, and our Net Debt/Annualized Adjusted EBITDA was 8.7x. Our floating rate exposure remains limited, with 92.3% of our debt fixed or hedged as of the end of the fourth quarter, after accounting for in-place interest rate swaps and caps. The remaining floating rate exposure is tied to our revolving credit facility and assets where the business plan warrants preserving flexibility.

We continue to be well-positioned with respect to our near-term debt maturities: (i) we have $120.3 million of debt maturing by year-end 2024 (4.5% of total debt), which is non-recourse asset-level financing related to a non-core office asset; (ii) our weighted average debt maturity stands at 3.7 years, after adjusting for by-right extension options; and (iii) we have zero debt maturities tied to office assets in National Landing until 2025. Our primarily non-recourse asset-level financing strategy is most valuable in an environment like today, providing a floor on our downside risk.

Operating Portfolio

Multifamily Trends

Our multifamily portfolio ended the quarter at 94.7% occupied and 96.0% leased, both down 90 basis points quarter-over-quarter. Leasing levels remained solid throughout the quarter despite some anticipated seasonality typical for the winter months. Across our portfolio, we increased effective rents by 7.0% upon renewal for fourth quarter lease expirations while achieving a 56.0% renewal rate. We continue to see concessions vary by submarket with National Landing remaining among the lowest, ranging from zero to one month. Our multifamily portfolio generated 14.1% and 10.9% same store NOI growth for the three and 12 months ended December 31, 2023.

We believe our placemaking interventions, the delivery of Amazon’s new headquarters, and Amazon’s continued return to the office will drive demand in the lease-up of 1900 Crystal Drive – two residential towers in the heart of National Landing totaling 808 units – which began leasing in January 2024. Move-ins commenced this month, and we are seeing healthy levels of interest thus far, illustrated by a leasing pace that exceeds all five of our multifamily deliveries since 2017. With this asset’s completion, the soon-to-follow delivery of 2000/2001 South Bell Street and recent asset sales, our transition to majority multifamily is almost complete.

Market-Wide (DC Metro) Multifamily Trends (based on CoStar, UrbanTurf, and Apartment List data)

The DC area apartment market’s historic character of resilience and slow-but-steady growth was fully on display in 2023. Year-end occupancy was 94.8% according to ApartmentList data – putting it right on top of the ending figure for our own portfolio. The strength of the market came through in its ability to hold this relatively high level of occupancy from 2022 (94.7% as of year-end) even as the other Gateway markets saw occupancy decline slightly during the same period. Even as the DC market held occupancy, it grew rents, with market rents rising 3.1% versus just 1.6% in the other Gateways. While not countercyclical given the strong level of job growth across the country through 2023, this growth demonstrates the depth of demand in our market – particularly at high income levels. The supply picture in the market also remains near-term constrained. 2023 saw very few new starts with just below 1,000 units breaking ground in our core multifamily submarkets (nearly a quarter of those were in a single office conversion). While the next few years are still likely to be supply constrained, increasing conversion activity (JLL reports nearly 13,000 units planned for office conversion in Northern Virginia alone) and repurposing of sites outside of the traditional new-build multifamily markets (like the 900 units starting on the former Wardman Park Marriott site in DC) suggest that there could be momentum building for new supply as policy favors conversion and use changes

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in light of a dwindling market for office buildings. Even with these potential sources for new starts, we remain bullish on the supply and demand environment over the next few years given how few units are actively under construction relative to historic levels, the high cost of both capital and construction, and continued robust demand for apartments. With high mortgage rates and an extremely limited supply of for-sale housing, we expect this strong demand to continue for some time.

Office Trends

Our office portfolio ended the fourth quarter at 86.3% leased and 84.9% occupied. In the fourth quarter, we executed 170,000 square feet of leases with a weighted average lease term of 6.9 years. For second generation leases, the rental rate mark-to-market increased 3.5%.

Our 2023 office retention rate in National Landing was 67.8%, generally in-line with the average retention rates we’ve seen over the past few years, but higher than we expected due to early renewals by Amazon and other tenants. The 2023 vacates amounted to approximately 330,000 square feet of office leases (approximately $15.3 million of annualized rent). Despite the relatively stable retention we saw in 2023, we anticipate a lower retention rate in 2024, as we’ve previously reported, primarily driven by long-expected Amazon vacates. In 2024, we have over 1.5 million square feet expiring in National Landing and expect only approximately 320,000 square feet (20.0%) to be renewed. Among the expected vacates are Amazon vacating 1800 South Bell Street (191,000 square feet) and 2100 Crystal Drive (253,000 square feet), which together generated $14.8 million of annualized NOI in the fourth quarter. We anticipate an additional approximately 750,000 square feet (approximately $36.9 million of annualized rent) will vacate in 2024. Of the vacating space, approximately 47% will be taken out of service for redevelopment or conversion to an alternate use. In 2025, we have approximately 375,000 square feet expiring, and while it is too early to determine a precise retention rate, we expect at least 110,000 square feet or 29% (at least $4.4 million of annualized rent) will vacate, but that number could increase as those expirations grow nearer. We may also experience early renewals and new demand as the year draws closer. Over the last three years, we averaged approximately 150,000 square feet of new leasing per year excluding Amazon leases. Our 2024 prospect pipeline is stronger than it has been in years and, thus far, would indicate a potential increase in new leasing activity, but it is too early to tell how much of these vacates will be backfilled.

As we’ve seen throughout the year, the defense and technology industries continue to drive our leasing activity in National Landing, as 99.0% of the leases executed this quarter (based on square footage) were with tenants in those industries. These tenants continue to show their stickiness as office users; our assets in National Landing, excluding buildings going out of service, have been reporting physical occupancy close to 84.0% on peak days. That level of physical occupancy is ahead of Austin, Texas – Kastle’s peak-day occupancy champ which reported a best day of 78.2%, and it far outstrips peak days in cities like New York (62.7%) and DC (60.0%). Nonetheless, our efforts to re-lease certain spaces will be targeted toward buildings with long-term viability, concentrating occupancy in areas of National Landing that we amenitized and are near multi-modal transportation. In addition to 1800 South Bell Street, which we took out of service following Amazon’s lease expiration, and 2100 Crystal Drive, which we plan to take out of service once Amazon vacates in the second quarter, we also began phasing 2200 Crystal Drive out of service as tenants’ leases expire in that building. Moving these three buildings out of service reduces our office stock by approximately 725,000 square feet, or 12.0%, which should allow us to curate a more stable, healthier, long-term-focused office market in National Landing over the next few years. We expect to repurpose these older, obsolete, and under-leased buildings for redevelopment, conversion to multifamily, hospitality, or another specialty use, ultimately reducing cannibalistic competitive inventory in National Landing.

Market-Wide (DC Metro) Office Trends (based on JLL, CBRE, and Kastle Systems data)

We ended 2023 in the fortunate position of having the vast majority of our office holdings located squarely in the crosshairs of demand that has managed to break free of the black hole of statistical despair that is the broader metro and national office market. Tech and defense – intensely interwoven in our economy – continue to be the

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industries that embrace return-to-work policies and, as a result, sustain strong office demand. While not enough on their own to significantly mitigate the 22%+ overall vacancy figure that JLL reported as of year-end, these industries helped Northern Virginia end the year in the black from an absorption perspective based on figures from the same firm. Tech and defense also are the industries at the top of leasing activity charts from the major brokerage houses so submarkets (like National Landing) that appeal to these industry sectors are likely to come out ahead – a trend borne out in the statistics: nearly 70% of CBRE’s top lease transactions in Northern Virginia in the fourth quarter occurred in National Landing. There are also some more macro signs that the bleeding may be slowing (although not totally stopping) including a consecutive quarterly reduction in the amount of sublease space on the market and the commitment of over 8.0 million square feet of leasable office inventory for conversions in Northern Virginia. While those conversions represent just 5.0% of total inventory, they also remove potential future competitive office development sites – the traditional next life for obsolete office. It’s also still early in the trend toward converting obsolete office, so that figure is likely to increase over time. Both are good long-term indicators for a market that is severely under-demolished relative to what looks like a “new normal” of significantly reduced demand. Another market-wide phenomenon that is starting to appear, given historically low office valuations, is the trend toward owner-occupiers (a la our sale of Central Place Tower mentioned above). Users are less dependent upon the office debt markets and are able to acquire assets at less than replacement cost without construction downtime at values superior to sellers’ alternatives – a true win-win and one that we expect to see continue until the capital markets recover. User sales further reduce leasable competitive inventory, particularly in the already-tight trophy class market segment and provide an alternative path to liquidity during a period in which non-distressed office investors are largely sidelined.

* * *

The capital markets and interest rates have more impact on NAV than any other force. While debt for office assets is almost non-existent, and equity capital remains skittish and sidelined, we continue to find opportunities to recycle out of low-return office and land assets at attractive valuations – often in excess of analyst-reported NAV – and into our discounted stock at levels well below NAV. We accomplish this recycling while maintaining balance sheet strength and liquidity, and we will continue to do this for so long as the opportunity exists. At some point, markets will thaw, and we will consider other opportunities for capital allocation, including acquisitions where pricing is attractive (not yet) and investing balance sheet and/or third-party capital to activate our valuable land bank in National Landing. We have landed two enormous, tailwind amenity and growth anchors – Amazon and Virginia Tech – and expect to add a third with Monumental. This is no accident. Our concentration in National Landing and our placemaking work there have drawn these users, and the payback is beginning to materialize. Thankfully, we continue to control a sizable portfolio with which to capitalize on that payback, and as we shrink and convert more of the office denominator there and re-stabilize the remaining portfolio, we expect that payback to grow. This will be a multi-year process, but through the excellence, dedication, and relentless hard work of our outstanding team we are well positioned to execute against this strategy and deliver.

For your continued support, trust and confidence, we remain deeply appreciative.

Sincerely,

W. Matthew Kelly

Chief Executive Officer

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Q4 2023 EARNINGS RELEASE

SECTION TWO

2000/2001 South Bell Street (under construction)

Section Two – Earnings Release

FOR IMMEDIATE RELEASE

Earnings Release

CONTACT

Kevin Connolly

Executive Vice President, Portfolio Management & Investor Relations

(240) 333-3837

kconnolly@jbgsmith.com

JBG SMITH ANNOUNCES FOURTH QUARTER AND FULL YEAR 2023 RESULTS

Bethesda, MD (February 20, 2024) - JBG SMITH (NYSE: JBGS), a leading owner and developer of high-quality, mixed-use properties in the Washington, DC market, today filed its Form 10-K for the year ended December 31, 2023 and reported its financial results.

Additional information regarding our results of operations, properties, and tenants can be found in our Fourth Quarter 2023 Investor Package, which is posted in the Investor Relations section of our website at www.jbgsmith.com. We encourage investors to consider the information presented here with the information in that document.

Fourth Quarter 2023 Highlights

●	Net income (loss), Funds From Operations ("FFO") and Core FFO attributable to common shareholders were:

	FOURTH QUARTER AND FULL YEAR COMPARISON
in millions, except per share amounts	Three Months Ended				Year Ended
	December 31, 2023		December 31, 2022		December 31, 2023		December 31, 2022
	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income (loss) (1)	$(32.6)	$(0.35)	$(18.6)	$(0.17)	$(80.0)	$(0.78)	$85.4	$0.70
FFO	$33.9	$0.35	$31.1	$0.27	$140.4	$1.33	$156.0	$1.31
Core FFO	$36.1	$0.38	$34.3	$0.30	$154.1	$1.46	$155.3	$1.30

_____________

(1) Includes impairment losses of $30.9 million and $90.2 million related to real estate assets recorded during the three months and year ended December 31, 2023, and impairment losses recorded by our unconsolidated real estate ventures, of which our proportionate share was $25.3 million and $3.9 million during the three months ended December 31, 2023 and 2022, and $28.6 million and $19.3 million during the years ended December 31, 2023 and 2022. Also includes gains on the sale of real estate of $37.7 million and $3.3 million during the three months ended December 31, 2023 and 2022, and $79.3 million and $161.9 million during the years ended December 31, 2023 and 2022.

●	Annualized Net Operating Income ("NOI") for the three months ended December 31, 2023 was $322.4 million, compared to $319.8 million for the three months ended September 30, 2023, at our share. Excluding the assets that were sold or recapitalized, Annualized NOI for the three months ended December 31, 2023 was $318.6 million, compared to $309.4 million for the three months ended September 30, 2023, at our share.

o	The increase in Annualized NOI excluding the assets that were sold or recapitalized was substantially attributable to (i) an increase in our multifamily portfolio NOI due to lower concessions and lower operating expenses, and (ii) a decrease in our commercial portfolio NOI due to higher abatement and tenant expirations, partially offset by lower utilities due to seasonality.
●	Same Store NOI ("SSNOI") at our share increased 7.1% quarter-over-quarter to $80.3 million for the three months ended December 31, 2023. SSNOI at our share increased 1.6% year-over-year to $299.9 million for the year ended December 31, 2023.
o	The increase in SSNOI for the three months ended December 31, 2023 was substantially attributable to (i) higher rents and occupancy, partially offset by higher operating expenses in our multifamily portfolio and (ii) burn off of rent abatements and lower operating expenses, partially offset by lower occupancy in our commercial portfolio.

Operating Portfolio

●	The operating multifamily portfolio was 96.0% leased and 94.7% occupied as of December 31, 2023, compared to 96.9% and 95.6% as of September 30, 2023, at our share.
●	Across our multifamily portfolio, we increased effective rents by 7.0% upon renewal for fourth quarter lease expirations while achieving a 56.0% renewal rate.
●	The operating commercial portfolio was 86.3% leased and 84.9% occupied as of December 31, 2023, compared to 85.6% and 84.4% as of September 30, 2023, at our share.
●	Executed approximately 170,000 square feet of office leases at our share during the three months ended December 31, 2023, comprising approximately 20,000 square feet of first-generation leases and approximately 150,000 square feet of second-generation leases, which generated a 3.5% rental rate increase on a cash basis and a 0.2% rental rate increase on a GAAP basis.
●	Executed approximately 927,000 square feet of office leases at our share during the year ended December 31, 2023, comprising approximately 70,000 square feet of first-generation leases and approximately 857,000 square feet of second-generation leases, which generated a 1.2% rental rate increase on a cash basis and a 2.1% rental rate increase on a GAAP basis.

Development Portfolio

Under-Construction

●	As of December 31, 2023, we had two multifamily assets under construction consisting of 1,583 units at our share.

Development Pipeline

●	As of December 31, 2023, we had 17 assets in the development pipeline consisting of 8.8 million square feet of estimated potential development density at our share.

Third-Party Asset Management and Real Estate Services Business

●	For the three months ended December 31, 2023, revenue from third-party real estate services, including reimbursements, was $22.5 million. Excluding reimbursements and service revenue from our interests in real estate ventures, revenue from our third-party asset management and real estate services business was $11.0 million, primarily driven by $6.3 million of property and asset management fees, $1.9 million of leasing fees, $1.2 million of development fees and $1.2 million of other service revenue.

Balance Sheet

●	As of December 31, 2023, our total enterprise value was approximately $4.3 billion, comprising 107.5 million common shares and units valued at $1.8 billion, and debt (net of premium / (discount) and deferred financing costs) at our share of $2.6 billion, less cash and cash equivalents at our share of $171.6 million.
●	As of December 31, 2023, we had $164.8 million of cash and cash equivalents ($171.6 million of cash and cash equivalents at our share), and $687.5 million of availability under our revolving credit facility.
●	Net Debt to annualized Adjusted EBITDA at our share for the three months ended December 31, 2023 was 8.7x, and our Net Debt / total enterprise value was 57.2% as of December 31, 2023.

Investing and Financing Activities

●	On October 4, 2023, we sold 5 M Street Southwest, an asset in our development pipeline located in Washington, DC with an estimated potential development density of 664,700 square feet, for $29.5 million.
●	On November 14, 2023, one of our unconsolidated real estate ventures sold Rosslyn Gateway – North and South, commercial assets totaling 250,490 square feet, and related land parcels with estimated potential development density totaling 809,500 square feet in Arlington, Virginia, for $9.4 million at our 18.0% share.
●	On November 30, 2023, we sold Crystal City Marriott, a 345-key hotel in our commercial portfolio located in Arlington, Virginia, for $80.0 million.
●	On December 5, 2023, we sold Capitol Point – North – 75 New York Avenue, an asset in our development pipeline located in Washington, DC with an estimated potential development density of 286,900 square feet, for $11.5 million.
●	Borrowings under our revolving credit facility decreased by $30.0 million for the quarter.
●	We repurchased and retired 4.1 million common shares for $58.6 million, a weighted average purchase price per share of $14.17.

Subsequent to December 31, 2023

●	We repurchased and retired 2.7 million common shares for $45.4 million, a weighted average purchase price per share of $16.52, pursuant to a repurchase plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.
●	We repaid all amounts outstanding under our revolving credit facility.
●	On January 22, 2024, we sold North End Retail, a multifamily asset with 27,355 square feet in Washington, DC, for $14.3 million.
●	On February 13, 2024, one of our unconsolidated real estate ventures sold Central Place Tower, a commercial asset with 551,594 square feet in Rosslyn, Virginia, for $162.5 million at our 50.0% share.

Dividends

●	On February 14, 2024, our Board of Trustees declared a quarterly dividend of $0.175 per common share, payable on March 15, 2024 to shareholders of record as of March 1, 2024.

About JBG SMITH

JBG SMITH owns, operates, invests in, and develops mixed-use properties in high growth and high barrier-to-entry submarkets in and around Washington, DC, most notably National Landing. Through an intense focus on placemaking, JBG SMITH cultivates vibrant, amenity-rich, walkable neighborhoods throughout the Washington, DC metropolitan area. Approximately 75.0% of JBG SMITH's holdings are in the National Landing submarket in Northern Virginia, which is anchored by four key demand drivers: Amazon's new headquarters; Virginia Tech's under-construction $1 billion Innovation Campus; the submarket’s proximity to the Pentagon; and JBG SMITH’s deployment of 5G digital infrastructure. JBG SMITH's dynamic portfolio currently comprises 14.2 million square feet of high-growth office, multifamily, and retail assets at share, 99% of which are Metro-served. It also maintains a development pipeline encompassing 8.8 million square feet of mixed-use, primarily multifamily, development opportunities. JBG SMITH is committed to the operation and development of green, smart, and healthy buildings and plans to maintain carbon neutral operations annually. For more information on JBG SMITH please visit www.jbgsmith.com.

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results, financial condition and business of JBG SMITH Properties ("JBG SMITH", the "Company", "we", "us", "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate", "hypothetical", "potential", "believes", "expects", "anticipates", "estimates", "intends", "plans", "would", "may" or similar expressions in this earnings release. We also note the following forward-looking statements: our annual dividend per share and dividend yield; whether in the case of our under-construction assets and assets in the development pipeline, estimated square feet, estimated number of units and estimated potential development density are accurate; expected timing, completion, modifications and delivery dates for the projects we are developing; the ability of any or all of our demand drivers to materialize and their effect on economic impact, job growth, expansion of public transportation and related demand in the National Landing submarket; planned infrastructure and educational improvements related to Amazon's additional headquarters and the Virginia Tech Innovation Campus; our development plans related to National Landing; whether we will be able to successfully shift the majority of our portfolio to multifamily; and whether the allocation of capital to our share repurchase plan has any impact on our share price.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Pro Rata Information

We present certain financial information and metrics in this release "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a substantial portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.

Occupancy, non-GAAP financial measures, leverage metrics, operating assets and operating metrics presented in our investor package exclude our 10.0% subordinated interest in one commercial building, our 33.5% subordinated interest in four commercial buildings, our 49.0% interest in three commercial buildings and our 9.9% interest in one commercial building, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures, as our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

Non-GAAP Financial Measures

This release includes non-GAAP financial measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why JBG SMITH's management believes that the presentation of these measures provides useful information to investors regarding JBG SMITH's financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this earnings release. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies. In addition to "at share" financial information, the following non-GAAP measures are included in this release:

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps and caps) and certain non-cash expenses (primarily depreciation and amortization expense on our assets). EBITDAre is computed in accordance with the definition established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expense, gains and losses on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of right-of-use assets associated with leases in which we are a lessee, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, income from investments, business interruption insurance proceeds, litigation settlement proceeds and share-based compensation expense related to the Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results.

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by Nareit in the Nareit FFO White Paper - 2018 Restatement. Nareit defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization expense related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of right-of-use assets associated with leases in which we are a lessee, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, income from investments, business interruption insurance proceeds, litigation settlement proceeds, amortization of the management contracts intangible and the mark-to-market of derivative instruments, including our share of such adjustments for unconsolidated real estate ventures.

FAD represents Core FFO adjusted for recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption (payments) refunds, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges, including our share of such adjustments for unconsolidated real estate ventures. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions, and other non-comparable income and expenses. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us. The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI") and "Annualized NOI" are non-GAAP financial measures management uses to assess an asset's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent for operating leases, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI as a supplemental performance measure of our assets and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other REITs that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI, for all assets except Crystal City Marriott, represents NOI for the three months ended December 31, 2023 multiplied by four. Due to seasonality in the hospitality business, Annualized NOI for Crystal City Marriott represents the trailing 12-month NOI as of December 31, 2023. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

Definitions

"Development Pipeline" refers to assets that have the potential to commence construction subject to receipt of full entitlements, completion of design and market conditions where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into, a leasehold interest with respect to land.

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of December 31, 2023. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

"First-generation" is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Formation Transaction" refers collectively to the spin-off on July 17, 2017 of substantially all of the assets and liabilities of Vornado Realty Trust's Washington, DC segment, which operated as Vornado / Charles E. Smith, and the acquisition of the management business and certain assets and liabilities of The JBG Companies.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

"GAAP" means accounting principles generally accepted in the United States of America.

"In-Service" refers to multifamily or commercial operating assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of December 31, 2023.

"Non-Same Store" refers to all operating assets excluded from the same store pool.

"Same Store" refers to the pool of assets that were in-service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared.

"Second-generation" is a lease on space that had been vacant for less than nine months.

"Transaction and Other Costs" include pursuit costs related to completed, potential and pursued transactions, demolition costs, and severance and other costs.

"Under-Construction" refers to assets that were under construction during the three months ended December 31, 2023.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

in thousands	December 31, 2023	December 31, 2022

ASSETS
Real estate, at cost:
Land and improvements	$1,194,737	$1,302,569
Buildings and improvements	4,021,322	4,310,821
Construction in progress, including land	659,103	544,692
	5,875,162	6,158,082
Less: accumulated depreciation	(1,338,403)	(1,335,000)
Real estate, net	4,536,759	4,823,082
Cash and cash equivalents	164,773	241,098
Restricted cash	35,668	32,975
Tenant and other receivables	44,231	56,304
Deferred rent receivable	171,229	170,824
Investments in unconsolidated real estate ventures	264,281	299,881
Deferred leasing costs, net	81,477	94,069
Intangible assets, net	56,616	68,177
Other assets, net	163,481	117,028
TOTAL ASSETS	$5,518,515	$5,903,438

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans, net	$1,783,014	$1,890,174
Revolving credit facility	62,000	—
Term loans, net	717,172	547,072
Accounts payable and accrued expenses	124,874	138,060
Other liabilities, net	138,869	132,710
Total liabilities	2,825,929	2,708,016
Commitments and contingencies
Redeemable noncontrolling interests	440,737	481,310
Total equity	2,251,849	2,714,112
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$5,518,515	$5,903,438

Note: For complete financial statements, please refer to our Annual Report on Form 10-K for the year ended December 31, 2023.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

in thousands, except per share data	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
REVENUE
Property rental	$118,240	$123,293	$483,159	$491,738
Third-party real estate services, including reimbursements	22,463	21,050	92,051	89,022
Other revenue	6,876	6,397	28,988	25,064
Total revenue	147,579	150,740	604,198	605,824
EXPENSES
Depreciation and amortization	57,281	56,174	210,195	213,771
Property operating	34,937	37,535	144,049	150,004
Real estate taxes	13,607	14,297	57,668	62,167
General and administrative:
Corporate and other	12,376	15,611	54,838	58,280
Third-party real estate services	21,615	22,107	88,948	94,529
Share-based compensation related to Formation Transaction and special equity awards	152	1,022	549	5,391
Transaction and other costs	943	879	8,737	5,511
Total expenses	140,911	147,625	564,984	589,653
OTHER INCOME (EXPENSE)
Loss from unconsolidated real estate ventures, net	(25,679)	(4,600)	(26,999)	(17,429)
Interest and other income, net	1,649	1,715	15,781	18,617
Interest expense	(28,080)	(25,679)	(108,660)	(75,930)
Gain on the sale of real estate, net	37,729	3,263	79,335	161,894
Loss on the extinguishment of debt	—	—	(450)	(3,073)
Impairment loss	(30,919)	—	(90,226)	—
Total other income (expense)	(45,300)	(25,301)	(131,219)	84,079
INCOME (LOSS) BEFORE INCOME TAX (EXPENSE) BENEFIT	(38,632)	(22,186)	(92,005)	100,250
Income tax (expense) benefit	968	1,336	296	(1,264)
NET INCOME (LOSS)	(37,664)	(20,850)	(91,709)	98,986
Net (income) loss attributable to redeemable noncontrolling interests	4,635	2,468	10,596	(13,244)
Net (income) loss attributable to noncontrolling interests	432	(197)	1,135	(371)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(32,597)	$(18,579)	$(79,978)	$85,371
EARNINGS (LOSS) PER COMMON SHARE - BASIC AND DILUTED	$(0.35)	$(0.17)	$(0.78)	$0.70
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	95,434	113,854	105,095	119,005

Note: For complete financial statements, please refer to our Annual Report on Form 10-K for the year ended December 31, 2023.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended December 31,				Year Ended December 31,
	2023		2022		2023		2022

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$(37,664)		$(20,850)		$(91,709)		$98,986
Depreciation and amortization expense	57,281		56,174		210,195		213,771
Interest expense	28,080		25,679		108,660		75,930
Income tax expense (benefit)	(968)		(1,336)		(296)		1,264
Unconsolidated real estate ventures allocated share of above adjustments	3,892		3,738		16,673		30,786
EBITDA attributable to noncontrolling interests	32		22		28		(79)
EBITDA	$50,653		$63,427		$243,551		$420,658
Gain on the sale of real estate, net	(37,729)		(3,263)		(79,335)		(161,894)
(Gain) loss on the sale of unconsolidated real estate assets	230		(618)		(411)		(6,797)
Real estate impairment loss	30,919		—		90,226		—
Impairment related to unconsolidated real estate ventures (1)	25,279		3,885		28,598		19,286

EBITDAre	$69,352		$63,431		$282,629		$271,253
Transaction and other costs, net of noncontrolling interests (2)	943		879		8,737		5,477
Litigation settlement proceeds, net	—		—		(3,455)		—
(Income) loss from investments, net	182		298		(932)		(14,423)
Loss on the extinguishment of debt	—		—		450		3,073
Share-based compensation related to Formation Transaction and special equity awards	152		1,022		549		5,391
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(118)		(405)		(706)		(988)
Lease liability adjustments	6		—		(148)		—
Unconsolidated real estate ventures allocated share of above adjustments	27		26		60		2,105

Adjusted EBITDA	$70,544		$65,251		$287,184		$271,888

Net Debt to Annualized Adjusted EBITDA (3)	8.7	x	8.6	x	8.5	x	8.2	x

					December 31, 2023		December 31, 2022
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (4)					$2,551,987		$2,431,730
Unconsolidated indebtedness (4)					66,271		54,975
Total consolidated and unconsolidated indebtedness					2,618,258		2,486,705
Less: cash and cash equivalents					171,631		253,698
Net Debt (at JBG SMITH Share)					$2,446,627		$2,233,007

Note: All EBITDA measures as shown above are attributable to common limited partnership units ("OP Units") and certain fully vested incentive equity awards that may be convertible into OP Units.

(1)	Related to decreases in the value of the underlying real estate assets.
(2)	Includes pursuit costs related to completed, potential and pursued transactions, demolition costs, severance and other costs.
(3)	Quarterly Adjusted EBITDA is annualized by multiplying by four.
(4)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	XX	2023	2022

FFO and Core FFO
Net income (loss) attributable to common shareholders	$(32,597)	$(18,579)		$(79,978)	$85,371
Net income (loss) attributable to redeemable noncontrolling interests	(4,635)	(2,468)		(10,596)	13,244
Net income (loss) attributable to noncontrolling interests	(432)	197		(1,135)	371
Net income (loss)	(37,664)	(20,850)		(91,709)	98,986
Gain on the sale of real estate, net of tax	(37,729)	(3,263)		(79,335)	(158,769)
(Gain) loss on the sale of unconsolidated real estate assets	230	(618)		(411)	(6,797)
Real estate depreciation and amortization	55,588	54,153		203,269	204,752
Real estate impairment loss	30,919	—		90,226	—
Impairment related to unconsolidated real estate ventures (1)	25,279	3,885		28,598	19,286
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	2,690	2,884		11,545	21,169
FFO attributable to noncontrolling interests	321	(326)		1,024	(735)
FFO Attributable to OP Units	$39,634	$35,865		$163,207	$177,892
FFO attributable to redeemable noncontrolling interests	(5,770)	(4,776)		(22,820)	(21,846)
FFO Attributable to Common Shareholders	$33,864	$31,089		$140,387	$156,046

FFO attributable to OP Units	$39,634	$35,865		$163,207	$177,892
Transaction and other costs, net of tax and noncontrolling interests (2)	969	981		8,434	5,313
Litigation settlement proceeds, net	—	—		(3,455)	—
(Income) loss from investments, net of tax	137	109		(699)	(10,819)
(Gain) loss from mark-to-market on derivative instruments, net of noncontrolling interests	439	1,487		7,153	(6,686)
Loss on the extinguishment of debt	—	—		450	3,073
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(118)	(405)		(706)	(988)
Share-based compensation related to Formation Transaction and special equity awards	152	1,022		549	5,391
Lease liability adjustments	6	—		(148)	—
Amortization of management contracts intangible, net of tax	1,032	1,106		4,193	4,422
Unconsolidated real estate ventures allocated share of above adjustments	26	21		130	1,150
Core FFO Attributable to OP Units	$42,277	$40,186		$179,108	$178,748
Core FFO attributable to redeemable noncontrolling interests	(6,155)	(5,883)		(25,013)	(23,424)
Core FFO Attributable to Common Shareholders	$36,122	$34,303		$154,095	$155,324
FFO per common share - diluted	$0.35	$0.27		$1.33	$1.31
Core FFO per common share - diluted	$0.38	$0.30		$1.46	$1.30
Weighted average shares - diluted (FFO and Core FFO)	95,545	113,917		105,195	119,036

See footnotes on page 15.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

FAD
Core FFO attributable to OP Units	$42,277	$40,186	$179,108	$178,748
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions (3)	(12,055)	(16,780)	(40,676)	(53,876)
Straight-line and other rent adjustments (4)	(3,568)	(7,655)	(23,482)	(17,442)
Third-party lease liability assumption (payments) refunds	—	—	70	(25)
Share-based compensation expense	4,887	8,084	29,367	34,462
Amortization of debt issuance costs	3,755	1,162	9,777	4,595
Unconsolidated real estate ventures allocated share of above adjustments	932	2,315	2,850	(1,240)
Non-real estate depreciation and amortization	318	546	1,337	3,114
FAD available to OP Units (A)	$36,546	$27,858	$158,351	$148,336
Distributions to common shareholders and unitholders (B)	$25,216	$29,625	$109,320	$123,829
FAD Payout Ratio (B÷A) (5)	69.0%	106.3%	69.0%	83.5%

Capital Expenditures
Maintenance and recurring capital expenditures	$7,151	$6,282	$18,795	$22,137
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	17	72	62	550
Second-generation tenant improvements and leasing commissions	4,747	10,276	21,516	30,621
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	140	150	303	568
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	12,055	16,780	40,676	53,876
Non-recurring capital expenditures	2,595	11,822	33,614	52,016
Share of non-recurring capital expenditures from unconsolidated real estate ventures	5	5	10	63
First-generation tenant improvements and leasing commissions	3,046	5,075	17,633	27,349
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	479	229	1,126	1,267
Non-recurring capital expenditures	6,125	17,131	52,383	80,695
Total JBG SMITH Share of Capital Expenditures	$18,180	$33,911	$93,059	$134,571

(1)	Related to decreases in the value of the underlying real estate assets.
(2)	Includes pursuit costs related to completed, potential and pursued transactions, demolition costs, severance and other costs.
(3)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(4)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(5)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

NOI RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Net income (loss) attributable to common shareholders	$(32,597)	$(18,579)	$(79,978)	$85,371
Add:
Depreciation and amortization expense	57,281	56,174	210,195	213,771
General and administrative expense:
Corporate and other	12,376	15,611	54,838	58,280
Third-party real estate services	21,615	22,107	88,948	94,529
Share-based compensation related to Formation Transaction and special equity awards	152	1,022	549	5,391
Transaction and other costs	943	879	8,737	5,511
Interest expense	28,080	25,679	108,660	75,930
Loss on the extinguishment of debt	—	—	450	3,073
Impairment loss	30,919	—	90,226	—
Income tax expense (benefit)	(968)	(1,336)	(296)	1,264
Net income (loss) attributable to redeemable noncontrolling interests	(4,635)	(2,468)	(10,596)	13,244
Net income (loss) attributable to noncontrolling interests	(432)	197	(1,135)	371
Less:
Third-party real estate services, including reimbursements revenue	22,463	21,050	92,051	89,022
Other revenue	2,624	1,663	10,902	7,421
Loss from unconsolidated real estate ventures, net	(25,679)	(4,600)	(26,999)	(17,429)
Interest and other income, net	1,649	1,715	15,781	18,617
Gain on the sale of real estate, net	37,729	3,263	79,335	161,894

Consolidated NOI	73,948	76,195	299,528	297,210
NOI attributable to unconsolidated real estate ventures at our share	4,475	4,483	19,452	26,861
Non-cash rent adjustments (1)	(3,568)	(7,655)	(23,482)	(17,442)
Other adjustments (2)	5,174	7,069	22,994	27,739
Total adjustments	6,081	3,897	18,964	37,158
NOI	$80,029	$80,092	$318,492	$334,368
Less: out-of-service NOI loss (3)	(905)	(805)	(3,512)	(4,849)
Operating Portfolio NOI	$80,934	$80,897	$322,004	$339,217
Non-Same Store NOI (4)	618	5,889	22,125	44,174
Same Store NOI (5)	$80,316	$75,008	$299,879	$295,043

Change in Same Store NOI	7.1%		1.6%
Number of properties in Same Store pool	44		42

(1)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and related party management fees.
(3)	Includes the results of our Under-Construction assets and assets in the Development Pipeline.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared, including disposed properties, and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and In-Service for the entirety of both periods being compared.

Q4 2023 SUPPLEMENTAL INFORMATION

SECTION THREE

The Bartlett Lobby

Water Park (delivered) and 1900 Crystal Drive (under construction)

JBG SMITH

SUPPLEMENTAL INFORMATION | Q4 2023

SEP
TABLE OF CONTENTS	DECEMBER 31, 2023

DISCLOSURES	DECEMBER 31, 2023

Disclosures

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results, financial condition and business of JBG SMITH Properties ("JBG SMITH", the "Company", "we", "us", "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate", "hypothetical", "potential", "believes", "expects", "anticipates", "estimates", "intends", "plans", "would", "may" or similar expressions in this Investor Package. We also note the following forward-looking statements: the impact of disruptions to the credit and capital markets on our ability to access capital, including refinancing maturing debt; potential Net Operating Income growth and the assumptions on which such growth is premised; our estimated future leverage (Net Debt/Annualized Adjusted EBITDA and Net Debt/Total Enterprise Value) profile; the economic impact, job growth, expansion of public transportation and related demand for multifamily and commercial properties of Amazon.com, Inc.'s ("Amazon") additional headquarters on the Washington, DC metropolitan area and National Landing and the speed with which such impact occurs and Amazon's plans for accelerated hiring and in-person work requirements; whether the plan to build a sports and entertainment anchor in National Landing will materialize on the anticipated timeline, at the planned scale, or at all; changes to the amount and manner in which tenants use space; long-term trends in demand for housing (including multifamily) within major urban employment centers; whether National Landing will benefit economically from its proximity to the Pentagon and Virginia Tech's Innovation Campus; the anticipated growth of our target submarkets; whether submarkets that appeal to technology companies and defense contractors will have disproportionately higher leasing rates; whether recent reductions in marketed sublease space indicates an improvement of the overall health of the office sector; our annual dividend per share and dividend yield; annualized Net Operating Income; adjusted annualized Net Operating Income; expected timing, completion, modifications and delivery dates for the projects we are developing; the ability of any or all of our demand drivers to materialize at all or on the timeline anticipated and their effect on economic impact, job growth, expansion of public transportation and related demand in the National Landing submarket, our ability to repurpose or redevelop buildings in National Landing; the impacts of removing certain assets in our portfolio from service; the financial impacts of delivering 1900 Crystal Drive; the financial impacts of delivering 2000/2001 South Bell Street; the impact of our role as the developer, property manager and retail leasing agent in connection with Amazon's new headquarters; the impact on our net asset value of the Amazon transactions; whether we will succeed in recycling our assets to fund new investments, including development projects, acquisitions, and share repurchases; whether we can successfully activate our land bank in National Landing by investing our own or raising third-party capital; whether we will succeed in re-leasing or otherwise strategically utilizing vacant properties; whether the allocation of capital to our share repurchase plan is the most accretive use of capital; whether in the case of our Under-Construction assets and assets in the Development Pipeline, estimated square feet, estimated number of units, earliest potential construction start, the estimated completion date, estimated stabilization date, Estimated Incremental Investment, Estimated Total Investment, Projected NOI Yield, weighted average Projected NOI Yield, weighted average completion date, yield on cost, weighted average stabilization date, intended type of asset use and potential tenants, Estimated Potential Development Density, and Estimated Stabilized NOI are accurate; whether our Under-Construction assets will deliver the Annualized NOI that we anticipate; whether the anticipated placemaking in National Landing will be realized; whether the number of multifamily units and retailers in National Landing will increase to the levels anticipated or open on the timelines anticipated; and whether we will be able to successfully shift the majority of our portfolio to multifamily and concentrate our office portfolio in National Landing, and in the case of our Development Pipeline opportunities, Estimated Potential Development Density and estimated entitlement timeline including the potential for delays in the entitlement process.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Organization and Basis of Presentation

JBG SMITH, a Maryland real estate investment trust, owns, operates, invests in, and develops mixed-use properties in high growth and high barrier-to-entry submarkets in and around Washington, DC, most notably National Landing. Through an intense focus on placemaking, JBG SMITH cultivates vibrant, amenity-rich, walkable neighborhoods throughout the Washington, DC metropolitan area. Approximately 75.0% of JBG SMITH's holdings are in the National Landing submarket in Northern Virginia, which is anchored by four key demand

DISCLOSURES	DECEMBER 31, 2023

drivers: Amazon's new headquarters; Virginia Tech's under-construction $1 billion Innovation Campus; the submarket’s proximity to the Pentagon; and JBG SMITH’s deployment of 5G digital infrastructure. In addition, our third-party asset management and real estate services business provides fee-based real estate services to the legacy funds formerly organized by The JBG Companies (the "JBG Legacy Funds"), other third parties and the Washington Housing Initiative Impact Pool.

The information contained in this Investor Package does not purport to disclose all items required by the accounting principles generally accepted in the United States of America ("GAAP") and is unaudited information, unless otherwise indicated.

Pro Rata Information

We present certain financial information and metrics in this Investor Package "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a substantial portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.

Occupancy, non-GAAP financial measures, leverage metrics, operating assets and operating metrics presented in our investor package exclude our 10.0% subordinated interest in one commercial building, our 33.5% subordinated interest in four commercial buildings, our 49.0% interest in three commercial buildings and our 9.9% interest in one commercial building, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures, as our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

DISCLOSURES	DECEMBER 31, 2023

Definitions

See pages 42-46 for definitions of terms used in this Investor Package.

Non-GAAP Measures

This Investor Package includes non-GAAP measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why our management believes that the presentation of these measures provides useful information to investors regarding our financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this Investor Package. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies.

In addition to "at share" financial information, the following non-GAAP measures are included in this Investor Package:

●	Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")
●	EBITDA for Real Estate ("EBITDAre")
●	Adjusted EBITDA
●	Funds from Operations ("FFO")
●	Core FFO
●	Funds Available for Distribution ("FAD")
●	Third-Party Asset Management and Real Estate Services Business
●	Pro Rata Adjusted General and Administrative Expenses
●	Net Operating Income ("NOI")
●	Annualized NOI
●	Estimated Stabilized NOI
●	Projected NOI Yield
●	Same Store NOI
●	Consolidated and Unconsolidated Indebtedness
●	Net Debt

COMPANY PROFILE	DECEMBER 31, 2023 (Unaudited)

Company Profile

Executive Officers		Company Snapshot as of December 31, 2023

W. Matthew Kelly	Chief Executive Officer and Trustee	Exchange/ticker	NYSE: JBGS
M. Moina Banerjee	Chief Financial Officer	Indicated annual dividend per share (1)	$0.70
Kevin P. Reynolds	Chief Development Officer	Dividend yield	4.1%
George L. Xanders	Chief Investment Officer
Steven A. Museles	Chief Legal Officer	Total Enterprise Value (dollars in billions, except share price)
		Common share price	$17.01
		Common shares and common limited partnership units ("OP Units") outstanding (in millions) (2)	107.46
		Total market capitalization	$1.83
		Total consolidated and unconsolidated indebtedness at JBG SMITH Share	2.62
		Less: cash and cash equivalents at JBG SMITH Share	(0.17)
		Net Debt	$2.45
		Total Enterprise Value	$4.27

		Net Debt / Total Enterprise Value	57.2%

(1)	Based on the latest dividend declaration.
(2)	Includes certain fully vested incentive equity awards that may be convertible into OP Units.

FINANCIAL HIGHLIGHTS	DECEMBER 31, 2023 (Unaudited)

Financial Highlights

dollars in thousands, except per share data	Three Months Ended		Year Ended
	December 31, 2023		December 31, 2023

Summary Financial Results
Total revenue	$147,579		$604,198
Net loss attributable to common shareholders	$(32,597)		$(79,978)
Per diluted common share	$(0.35)		$(0.78)
Operating portfolio NOI	$80,934		$322,004
FFO (1)	$39,634		$163,207
Core FFO (1)	$42,277		$179,108
FAD (1)	$36,546		$158,351
FAD payout ratio	69.0%		69.0%
EBITDA (1)	$50,653		$243,551
EBITDAre (1)	$69,352		$282,629
Adjusted EBITDA (1)	$70,544		$287,184
Net Debt / total enterprise value	57.2%		57.2%
Net Debt to annualized Adjusted EBITDA	8.7	x	8.5	x

			December 31, 2023

Debt Summary (at JBG SMITH Share)
Total consolidated indebtedness (2)			$2,551,987
Total consolidated and unconsolidated indebtedness (2)			$2,618,258
Weighted average interest rates:
Variable rate debt (3)			6.14%
Fixed rate debt			4.38%
Total debt			4.85%
Cash and cash equivalents			$171,631

(1)	Attributable to OP Units, which include units owned by JBG SMITH, and certain incentive equity awards that may be convertible into OP Units.
(2)	Net of premium/discount and deferred financing costs.
(3)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and all debt was 3.33%, and 3.10%, and the weighted average maturity date of the interest rate caps was March 2025 and February 2025. The interest rate cap strike is exclusive of the credit spreads associated with the loans.

PORTFOLIO OVERVIEW	DECEMBER 31, 2023 (Unaudited)

Portfolio Overview

dollars in thousands		100% Share	At JBG SMITH Share
								Plus: Signed
								But Not Yet	Adjusted
	Number of	Units /	Units /	%	%	Annualized	Annualized	Commenced	Annualized
	Assets	Square Feet	Square Feet	Leased	Occupied (1)	Rent	NOI (2)	Leases	NOI

Operating
Multifamily (3)
National Landing	4	2,856	2,856	96.6%	96.0%	$73,107	$55,376	$—	$55,376
DC	11	3,140	3,140	95.5%	93.7%	99,147	70,084	344	70,428
MD	1	322	322	96.2%	94.1%	13,659	8,724	—	8,724
Multifamily – total / weighted average	16	6,318	6,318	96.0%	94.7%	$185,913	$134,184	$344	$134,528

Commercial
National Landing	21	6,867,409	6,591,612	86.2%	84.6%	$253,566	$166,113	$3,992	$170,105
Other	5	1,402,327	1,067,669	87.2%	86.9%	48,834	19,756	368	20,124
Commercial - total / weighted average	26	8,269,736	7,659,281	86.3%	84.9%	$302,400	$185,869	$4,360	$190,229

Ground Leases (4)	2	—	—	—	—	$—	$2,376	$—	$2,376

Operating - Total / Weighted Average	44	6,318 Units/ 8,269,736 SF	6,318 Units/ 7,659,281 SF	90.2%	88.8%	$488,313	$322,429	$4,704	$327,133

Development (5)

Under-Construction	2	1,583 Units	1,583 Units

Development Pipeline	17	10,828,900	8,756,000

(1)	Percent Occupied excludes retail square footage.
(2)	Annualized NOI includes $3.8 million from sold or recapitalized assets (($0.2) million multifamily and $4.0 million commercial).
(3)	2221 S. Clark Street – Residential and 900 W Street are excluded from Percent Leased, Percent Occupied and Annualized Rent metrics as they are operated as short-term rental properties.
(4)	Assets for which we are the ground lessor (1700 M Street and 1831/1861 Wiehle Avenue) are excluded from Percent Leased, Percent Occupied and Annualized Rent metrics. See footnote (8) on page 19 for more information.
(5)	Refer to pages 35 – 37 for detail on Under-Construction assets and assets in the Development Pipeline.

CONDENSED CONSOLIDATED BALANCE SHEETS	DECEMBER 31, 2023 (Unaudited)

Condensed Consolidated Balance Sheets

in thousands	December 31, 2023	December 31, 2022

ASSETS
Real estate, at cost:
Land and improvements	$1,194,737	$1,302,569
Buildings and improvements	4,021,322	4,310,821
Construction in progress, including land	659,103	544,692
	5,875,162	6,158,082
Less: accumulated depreciation	(1,338,403)	(1,335,000)
Real estate, net	4,536,759	4,823,082
Cash and cash equivalents	164,773	241,098
Restricted cash	35,668	32,975
Tenant and other receivables	44,231	56,304
Deferred rent receivable	171,229	170,824
Investments in unconsolidated real estate ventures	264,281	299,881
Deferred leasing costs, net	81,477	94,069
Intangible assets, net	56,616	68,177
Other assets, net	163,481	117,028
TOTAL ASSETS	$5,518,515	$5,903,438

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans, net	$1,783,014	$1,890,174
Revolving credit facility	62,000	—
Term loans, net	717,172	547,072
Accounts payable and accrued expenses	124,874	138,060
Other liabilities, net	138,869	132,710
Total liabilities	2,825,929	2,708,016
Commitments and contingencies
Redeemable noncontrolling interests	440,737	481,310
Total equity	2,251,849	2,714,112
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$5,518,515	$5,903,438

Note: For complete financial statements, please refer to our Annual Report on Form 10-K for the year ended December 31, 2023.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	DECEMBER 31, 2023 (Unaudited)

Condensed Consolidated Statements of Operations

in thousands, except per share data	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
REVENUE
Property rental	$118,240	$123,293	$483,159	$491,738
Third-party real estate services, including reimbursements	22,463	21,050	92,051	89,022
Other revenue	6,876	6,397	28,988	25,064
Total revenue	147,579	150,740	604,198	605,824
EXPENSES
Depreciation and amortization	57,281	56,174	210,195	213,771
Property operating	34,937	37,535	144,049	150,004
Real estate taxes	13,607	14,297	57,668	62,167
General and administrative:
Corporate and other	12,376	15,611	54,838	58,280
Third-party real estate services	21,615	22,107	88,948	94,529
Share-based compensation related to Formation Transaction and special equity awards	152	1,022	549	5,391
Transaction and Other Costs	943	879	8,737	5,511
Total expenses	140,911	147,625	564,984	589,653
OTHER INCOME (EXPENSE)
Loss from unconsolidated real estate ventures, net	(25,679)	(4,600)	(26,999)	(17,429)
Interest and other income, net	1,649	1,715	15,781	18,617
Interest expense	(28,080)	(25,679)	(108,660)	(75,930)
Gain on the sale of real estate, net	37,729	3,263	79,335	161,894
Loss on the extinguishment of debt	—	—	(450)	(3,073)
Impairment loss	(30,919)	—	(90,226)	—
Total other income (expense)	(45,300)	(25,301)	(131,219)	84,079
INCOME (LOSS) BEFORE INCOME TAX (EXPENSE) BENEFIT	(38,632)	(22,186)	(92,005)	100,250
Income tax (expense) benefit	968	1,336	296	(1,264)
NET INCOME (LOSS)	(37,664)	(20,850)	(91,709)	98,986
Net (income) loss attributable to redeemable noncontrolling interests	4,635	2,468	10,596	(13,244)
Net (income) loss attributable to noncontrolling interests	432	(197)	1,135	(371)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(32,597)	$(18,579)	$(79,978)	$85,371
EARNINGS (LOSS) PER COMMON SHARE - BASIC AND DILUTED	$(0.35)	$(0.17)	$(0.78)	$0.70
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	95,434	113,854	105,095	119,005

Note: For complete financial statements, please refer to our Annual Report on Form 10-K for the year ended December 31, 2023.

UNCONSOLIDATED REAL ESTATE VENTURES	DECEMBER 31, 2023 (Unaudited)

Unconsolidated Real Estate Ventures

in thousands, at JBG SMITH Share
BALANCE SHEET INFORMATION	December 31, 2023

Total real estate, at cost	$306,626
Less: accumulated depreciation	(14,586)
Real estate, net	292,040
Cash and cash equivalents	6,887
Other assets, net	44,945
Total assets	$343,872
Borrowings, net	$66,271
Other liabilities, net	22,033
Total liabilities	$88,304

	Three Months Ended	Year Ended
OPERATING INFORMATION	December 31, 2023	December 31, 2023
Total revenue	$6,427	$28,592
Expenses:
Depreciation and amortization	2,691	11,546
Property operating	1,799	7,260
Impairment loss	25,279	28,257
Real estate taxes	1,035	4,534
Total expenses	30,804	51,597
Other income (expense):
Interest expense	(1,203)	(5,128)
Gain (loss) on the sale of real estate	(299)	164
Loss on the extinguishment of debt	(3)	(10)
Interest and other income, net	81	302

Net loss	$(25,801)	$(27,677)
Earnings and distributions in excess of our investment in unconsolidated real estate venture	118	706
Impairment of investment in unconsolidated real estate venture	—	(341)
Other	4	313
Loss from unconsolidated real estate ventures, net	$(25,679)	$(26,999)

OTHER TANGIBLE ASSETS AND LIABILITIES	DECEMBER 31, 2023 (Unaudited)

Other Tangible Assets and Liabilities

in thousands, at JBG SMITH Share	December 31, 2023

Other Tangible Assets, Net (1)
Restricted cash	$35,668
Tenant and other receivables, net	44,867
Other assets, net	115,888
Total Other Tangible Assets, Net	$196,423

Other Tangible Liabilities, Net
Accounts payable and accrued liabilities	$128,031
Other liabilities, net	81,825
Total Other Tangible Liabilities, Net	$209,856

(1)	Excludes cash and cash equivalents.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)	DECEMBER 31, 2023 (Unaudited)

EBITDA, EBITDAre and Adjusted EBITDA

dollars in thousands	Three Months Ended December 31,				Year Ended December 31,
	2023		2022		2023		2022

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$(37,664)		$(20,850)		$(91,709)		$98,986
Depreciation and amortization expense	57,281		56,174		210,195		213,771
Interest expense	28,080		25,679		108,660		75,930
Income tax expense (benefit)	(968)		(1,336)		(296)		1,264
Unconsolidated real estate ventures allocated share of above adjustments	3,892		3,738		16,673		30,786
EBITDA attributable to noncontrolling interests	32		22		28		(79)
EBITDA	$50,653		$63,427		$243,551		$420,658
Gain on the sale of real estate, net	(37,729)		(3,263)		(79,335)		(161,894)
(Gain) loss on the sale of unconsolidated real estate assets	230		(618)		(411)		(6,797)
Real estate impairment loss	30,919		—		90,226		—
Impairment related to unconsolidated real estate ventures (1)	25,279		3,885		28,598		19,286

EBITDAre	$69,352		$63,431		$282,629		$271,253
Transaction and Other Costs, net of noncontrolling interests (2)	943		879		8,737		5,477
Litigation settlement proceeds, net	—		—		(3,455)		—
(Income) loss from investments, net	182		298		(932)		(14,423)
Loss on the extinguishment of debt	—		—		450		3,073
Share-based compensation related to Formation Transaction and special equity awards	152		1,022		549		5,391
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(118)		(405)		(706)		(988)
Lease liability adjustments	6		—		(148)		—
Unconsolidated real estate ventures allocated share of above adjustments	27		26		60		2,105

Adjusted EBITDA	$70,544		$65,251		$287,184		$271,888

Net Debt to Annualized Adjusted EBITDA (3)	8.7	x	8.6	x	8.5	x	8.2	x

Net Debt (at JBG SMITH Share)					December 31, 2023		December 31, 2022
Consolidated indebtedness (4)					$2,551,987		$2,431,730
Unconsolidated indebtedness (4)					66,271		54,975
Total consolidated and unconsolidated indebtedness					2,618,258		2,486,705
Less: cash and cash equivalents					171,631		253,698
Net Debt (at JBG SMITH Share)					$2,446,627		$2,233,007

Note: All EBITDA measures as shown above are attributable to OP Units and certain fully vested incentive equity awards that may be convertible into OP Units.

(1)	Related to decreases in the value of the underlying real estate assets.
(2)	See page 47 for the components of Transaction and Other Costs.
(3)	Quarterly Adjusted EBITDA is annualized by multiplying by four.
(4)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	DECEMBER 31, 2023 (Unaudited)

FFO, Core FFO and FAD

in thousands, except per share data	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

FFO and Core FFO
Net income (loss) attributable to common shareholders	$(32,597)	$(18,579)	$(79,978)	$85,371
Net income (loss) attributable to redeemable noncontrolling interests	(4,635)	(2,468)	(10,596)	13,244
Net income (loss) attributable to noncontrolling interests	(432)	197	(1,135)	371
Net income (loss)	(37,664)	(20,850)	(91,709)	98,986
Gain on the sale of real estate, net of tax	(37,729)	(3,263)	(79,335)	(158,769)
(Gain) loss on the sale of unconsolidated real estate assets	230	(618)	(411)	(6,797)
Real estate depreciation and amortization	55,588	54,153	203,269	204,752
Real estate impairment loss	30,919	—	90,226	—
Impairment related to unconsolidated real estate ventures (1)	25,279	3,885	28,598	19,286
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	2,690	2,884	11,545	21,169
FFO attributable to noncontrolling interests	321	(326)	1,024	(735)
FFO Attributable to OP Units	$39,634	$35,865	$163,207	$177,892
FFO attributable to redeemable noncontrolling interests	(5,770)	(4,776)	(22,820)	(21,846)
FFO Attributable to Common Shareholders	$33,864	$31,089	$140,387	$156,046

FFO attributable to OP Units	$39,634	$35,865	$163,207	$177,892
Transaction and Other Costs, net of tax and noncontrolling interests (2)	969	981	8,434	5,313
Litigation settlement proceeds, net	—	—	(3,455)	—
(Income) loss from investments, net of tax	137	109	(699)	(10,819)
(Gain) loss from mark-to-market on derivative instruments, net of noncontrolling interests	439	1,487	7,153	(6,686)
Loss on the extinguishment of debt	—	—	450	3,073
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(118)	(405)	(706)	(988)
Share-based compensation related to Formation Transaction and special equity awards	152	1,022	549	5,391
Lease liability adjustments	6	—	(148)	—
Amortization of management contracts intangible, net of tax	1,032	1,106	4,193	4,422
Unconsolidated real estate ventures allocated share of above adjustments	26	21	130	1,150
Core FFO Attributable to OP Units	$42,277	$40,186	$179,108	$178,748
Core FFO attributable to redeemable noncontrolling interests	(6,155)	(5,883)	(25,013)	(23,424)
Core FFO Attributable to Common Shareholders	$36,122	$34,303	$154,095	$155,324
FFO per common share - diluted	$0.35	$0.27	$1.33	$1.31
Core FFO per common share - diluted	$0.38	$0.30	$1.46	$1.30
Weighted average shares - diluted (FFO and Core FFO)	95,545	113,917	105,195	119,036

See footnotes on page 15.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	DECEMBER 31, 2023 (Unaudited)

in thousands, except per share data	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

FAD
Core FFO attributable to OP Units	$42,277	$40,186	$179,108	$178,748
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions (3)	(12,055)	(16,780)	(40,676)	(53,876)
Straight-line and other rent adjustments (4)	(3,568)	(7,655)	(23,482)	(17,442)
Third-party lease liability assumption (payments) refunds	—	—	70	(25)
Share-based compensation expense	4,887	8,084	29,367	34,462
Amortization of debt issuance costs	3,755	1,162	9,777	4,595
Unconsolidated real estate ventures allocated share of above adjustments	932	2,315	2,850	(1,240)
Non-real estate depreciation and amortization	318	546	1,337	3,114
FAD available to OP Units (A)	$36,546	$27,858	$158,351	$148,336
Distributions to common shareholders and unitholders (B)	$25,216	$29,625	$109,320	$123,829
FAD Payout Ratio (B÷A) (5)	69.0%	106.3%	69.0%	83.5%

Capital Expenditures
Maintenance and recurring capital expenditures	$7,151	$6,282	$18,795	$22,137
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	17	72	62	550
Second-generation tenant improvements and leasing commissions	4,747	10,276	21,516	30,621
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	140	150	303	568
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	12,055	16,780	40,676	53,876
Non-recurring capital expenditures	2,595	11,822	33,614	52,016
Share of non-recurring capital expenditures from unconsolidated real estate ventures	5	5	10	63
First-generation tenant improvements and leasing commissions	3,046	5,075	17,633	27,349
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	479	229	1,126	1,267
Non-recurring capital expenditures	6,125	17,131	52,383	80,695
Total JBG SMITH Share of Capital Expenditures	$18,180	$33,911	$93,059	$134,571

(1)	Related to decreases in the value of the underlying real estate assets.
(2)	See page 47 for the components of Transaction and Other Costs.
(3)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(4)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(5)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

THIRD-PARTY ASSET MANAGEMENT AND REAL ESTATE SERVICES BUSINESS (NON-GAAP)	DECEMBER 31, 2023 (Unaudited)

Third-Party Asset Mgmt and Real Estate Services Business

in thousands, at JBG SMITH Share	Three Months Ended December 31, 2023

Service Revenue
Property management fees	$4,759
Asset management fees	1,504
Development fees	1,215
Leasing fees	1,902
Construction management fees	474
Other service revenue	1,156
Total Revenue (1)	$11,010
Pro rata adjusted general and administrative expense: third-party real estate services (2)	(10,308)
Total Services Revenue Less Allocated General and Administrative Expenses (3)	$702

(1)	Service revenues from unconsolidated real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the fees we earned from each consolidated and unconsolidated real estate venture. Included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations are $11.0 million of reimbursement revenue and $0.5 million of service revenue from our economic interest in consolidated and unconsolidated real estate ventures that are excluded from this table.
(2)	Our personnel perform services for wholly owned properties and properties we manage on behalf of third parties, real estate ventures and the JBG Legacy Funds.

We allocate personnel and other costs to wholly owned properties (included in "Property operating expenses" and "General and administrative expense: corporate and other" in our consolidated statement of operations) and to properties owned by the third parties, real estate ventures and the JBG Legacy Funds (included in "General and administrative expense: third-party real estate services" in our consolidated statement of operations) using estimates of the time spent performing services related to properties in the respective portfolios and other allocation methodologies.

Allocated general and administrative expenses related to real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the total general and administrative expenses allocated to each asset. See "Pro Rata Adjusted General and Administrative Expenses" on the next page for a reconciliation of "General and administrative expenses: third-party real estate services" to "Pro Rata Adjusted General and Administrative Expenses."

(3)	Services revenue, excluding reimbursement revenue and service revenue from our economic interest in consolidated and unconsolidated real estate ventures, less allocated general and administrative expenses. Management uses this measure as a supplemental performance measure of its third-party asset management and real estate services business and believes it provides useful information to investors because it reflects only those revenue and expense items incurred by us and can be used to assess the profitability of the third-party asset management and real estate services business.

PRO RATA ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES (NON-GAAP)	DECEMBER 31, 2023 (Unaudited)

Pro Rata Adjusted G&A

in thousands	Three Months Ended December 31, 2023
		Adjustments (1)
	Per Statement				Pro Rata
	of Operations	A	B	C	Adjusted

General and Administrative Expenses
Corporate and other	$12,376	$—	$—	$315	$12,691
Third-party real estate services	21,615	—	(10,992)	(315)	10,308
Share-based compensation related to Formation Transaction and special equity awards	152	(152)	—	—	—

Total	$34,143	$(152)	$(10,992)	$—	$22,999

(1)	Adjustments:

A  -  Removes share-based compensation related to the Formation Transaction and special equity awards.

B  -  Removes $11.0 million of general and administrative expenses reimbursed by third-party owners of real estate we manage related to revenue which has been excluded from Service Revenue on page 16. Revenue from reimbursements is included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations.

C  -  Reflects an adjustment to allocate our share of general and administrative expenses of unconsolidated real estate ventures from "Third-party real estate services" to "Corporate and other" and our consolidated real estate venture partners' share of general and administrative expenses from "Corporate and other" to "Third-party real estate services."

SAME STORE NOI (NON-GAAP)	DECEMBER 31, 2023 (Unaudited)

Summary & Sale Store NOI

dollars in thousands, at JBG SMITH share
	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	% Change	2023	2022	% Change

Same Store (1)
Multifamily
Revenue	$53,596	$48,471	10.6%	$189,315	$175,393	7.9%
Expenses	(20,001)	(19,028)	5.1%	(74,117)	(71,519)	3.6%
Same Store NOI	$33,595	$29,443	14.1%	$115,198	$103,874	10.9%

Commercial
Revenue	$72,569	$72,691	(0.2%)	$291,002	$298,348	(2.5%)
Expenses	(26,442)	(27,763)	(4.8%)	(108,300)	(109,214)	(0.8%)
Same Store NOI	$46,127	$44,928	2.7%	$182,702	$189,134	(3.4%)

Ground Leases
Same Store NOI	$594	$637	(6.8%)	$1,979	$2,035	(2.8%)

Total Same Store NOI	$80,316	$75,008	7.1%	$299,879	$295,043	1.6%
Non-Same Store NOI	618	5,889	(89.5%)	22,125	44,174	(49.9%)
Total Operating Portfolio NOI	$80,934	$80,897	-	$322,004	$339,217	(5.1%)

(1)	Same Store refers to the pool of assets that were In-Service for the entirety of both periods being compared, which excludes assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared.

SUMMARY NOI (NON-GAAP)	DECEMBER 31, 2023 (Unaudited)

Summary NOI

dollars in thousands	NOI for the Three Months Ended December 31, 2023 at JBG SMITH Share
	Consolidated	Unconsolidated	Multifamily	Commercial	Ground Leases (8)	Total
Number of operating assets	41	3	16	26	2	44
Property rental (1)	$102,608	$6,631	$46,951	$61,663	$625	$109,239
Tenant expense reimbursement	7,667	275	1,025	6,917	—	7,942
Other revenue (2)	11,434	23	5,627	5,830	—	11,457
Total revenue	121,709	6,929	53,603	74,410	625	128,638

Operating expenses	(45,095)	(2,326)	(20,057)	(27,333)	(31)	(47,421)
Ground rent expense	(283)	—	—	(283)	—	(283)
Total expenses	(45,378)	(2,326)	(20,057)	(27,616)	(31)	(47,704)

Operating Portfolio NOI (3)	$76,331	$4,603	$33,546	$46,794	$594	$80,934

Annualized NOI (4)	$304,017	$18,412	$134,184	$185,869	$2,376	$322,429
Additional Information
Free Rent (at 100% share)	$9,103	$217	$925	$8,395	$—	$9,320
Free Rent (at JBG SMITH Share)	$9,103	$80	$925	$8,258	$—	$9,183
Annualized Free Rent (at JBG SMITH Share) (5)	$36,412	$320	$3,700	$33,032	$—	$36,732
% occupied (at JBG SMITH Share) (6)	88.6%	94.6%	94.7%	84.9%	—	88.8%
Annualized base rent of signed leases, not commenced (at 100% share) (7)	$4,704	$—	$344	$4,360	$—	$4,704
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (7)	$4,704	$—	$344	$4,360	$—	$4,704

(1)	Property rental revenue excludes straight-line rent adjustments, other GAAP adjustments and commercial lease termination revenue and includes payments associated with assumed lease liabilities.
(2)	Includes $6.5 million of parking revenue at JBG SMITH Share.
(3)	NOI excludes $4.0 million of related party management fees at JBG SMITH Share. See definition of NOI on page 44.
(4)	Annualized NOI includes $3.8 million from sold or recapitalized assets.
(5)	Represents JBG SMITH's share of Free Rent for the three months ended December 31, 2023 multiplied by four.
(6)	Assets operated as short-term rental properties (2221 S. Clark Street – Residential and 900 W Street), and assets for which we are the ground lessor (1700 M Street and 1831/1861 Wiehle Avenue) are excluded from the Percent Occupied metric.
(7)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of December 31, 2023.
(8)	Includes 1700 M Street and 1831/1861 Wiehle Avenue for which we are the ground lessor. In 2021, the 1700 M Street ground lessee commenced construction on the site and provided us with a completion guarantee. The ground rent increased from $2.0 million per annum to $4.95 million per annum on December 4, 2023. It includes market escalations and CPI resets, and is payable in equal quarterly installments. The ground lease expires on December 4, 2117. Ground rent on 1831/1861 Wiehle Avenue commenced on July 1, 2022 and is currently $500,000 per annum payable in equal monthly installments. The ground lease expires on April 29, 2121.

SUMMARY NOI - MULTIFAMILY (NON-GAAP)	DECEMBER 31, 2023 (Unaudited)

Summary NOI – Multifamily

dollars in thousands	NOI for the Three Months Ended December 31, 2023 at JBG SMITH Share
	Consolidated	National Landing	DC	MD	Total
Number of operating assets	16	4	11	1	16
Property rental (1)	$46,951	$19,262	$24,471	$3,218	$46,951
Tenant expense reimbursement	1,025	89	900	36	1,025
Other revenue (2)	5,627	2,371	3,007	249	5,627
Total revenue	53,603	21,722	28,378	3,503	53,603

Operating expenses	(20,057)	(7,878)	(10,857)	(1,322)	(20,057)
Ground rent expense	—	—	—	—	—
Total expenses	(20,057)	(7,878)	(10,857)	(1,322)	(20,057)

Operating Portfolio NOI (3)	$33,546	$13,844	$17,521	$2,181	$33,546

Annualized NOI (4)	$134,184	$55,376	$70,084	$8,724	$134,184
Additional Information
Free Rent (at 100% share)	$925	$201	$616	$108	$925
Free Rent (at JBG SMITH Share)	$925	$201	$616	$108	$925
Annualized Free Rent (at JBG SMITH Share) (5)	$3,700	$804	$2,464	$432	$3,700
% occupied (at JBG SMITH Share) (6)	94.7%	96.0%	93.7%	94.1%	94.7%
Annualized base rent of signed leases, not commenced (at 100% share) (7)	$344	$—	$344	$—	$344
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (7)	$344	$—	$344	$—	$344

(1)	Property rental revenue excludes straight-line rent adjustments, other GAAP adjustments and commercial lease termination revenue and includes payments associated with assumed lease liabilities.
(2)	Includes $1.9 million of parking revenue at JBG SMITH Share.
(3)	NOI excludes $1.7 million of related party management fees at JBG SMITH Share. See definition of NOI on page 44.
(4)	Annualized NOI includes ($0.2) million from sold or recapitalized assets.
(5)	Represents JBG SMITH's share of Free Rent for the three months ended December 31, 2023 multiplied by four.
(6)	2221 S. Clark Street – Residential and 900 W Street are excluded from the Percent Occupied metric as they are operated as short-term rental properties.
(7)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for retail spaces for which rent had not yet commenced as of December 31, 2023.

SUMMARY NOI - COMMERCIAL (NON-GAAP)	DECEMBER 31, 2023 (Unaudited)

Summary NOI – Commercial

dollars in thousands	NOI for the Three Months Ended December 31, 2023 at JBG SMITH Share
	Consolidated	Unconsolidated	National Landing	Other	Total
Number of operating assets	23	3	21	5	26
Property rental (1)	$55,032	$6,631	$54,032	$7,631	$61,663
Tenant expense reimbursement	6,642	275	5,009	1,908	6,917
Other revenue (2)	5,807	23	5,409	421	5,830
Total revenue	67,481	6,929	64,450	9,960	74,410

Operating expenses	(25,007)	(2,326)	(22,595)	(4,738)	(27,333)
Ground rent expense	(283)	—	—	(283)	(283)
Total expenses	(25,290)	(2,326)	(22,595)	(5,021)	(27,616)

Operating Portfolio NOI (3)	$42,191	$4,603	$41,855	$4,939	$46,794

Annualized NOI (4)	$167,457	$18,412	$166,113	$19,756	$185,869
Additional Information
Free Rent (at 100% share)	$8,178	$217	$5,405	$2,990	$8,395
Free Rent (at JBG SMITH Share)	$8,178	$80	$5,359	$2,899	$8,258
Annualized Free Rent (at JBG SMITH Share) (5)	$32,712	$320	$21,436	$11,596	$33,032
% occupied (at JBG SMITH Share)	84.3%	94.6%	84.6%	86.9%	84.9%
Annualized base rent of signed leases, not commenced (at 100% share) (6)	$4,360	$—	$3,992	$368	$4,360
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (6)	$4,360	$—	$3,992	$368	$4,360

(1)	Property rental revenue excludes straight-line rent adjustments, other GAAP adjustments and commercial lease termination revenue and includes payments associated with assumed lease liabilities.
(2)	Includes $4.6 million of parking revenue at JBG SMITH Share.
(3)	NOI excludes $2.3 million of related party management fees at JBG SMITH Share. See definition of NOI on page 44.
(4)	Annualized NOI includes $4.0 million from sold or recapitalized assets.
(5)	Represents JBG SMITH's share of Free Rent for the three months ended December 31, 2023 multiplied by four.
(6)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of December 31, 2023.

NOI RECONCILIATIONS (NON-GAAP)	DECEMBER 31, 2023 (Unaudited)

NOI Reconciliations

dollars in thousands	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income (loss) attributable to common shareholders	$(32,597)	$(18,579)	$(79,978)	$85,371
Add:
Depreciation and amortization expense	57,281	56,174	210,195	213,771
General and administrative expense:
Corporate and other	12,376	15,611	54,838	58,280
Third-party real estate services	21,615	22,107	88,948	94,529
Share-based compensation related to Formation Transaction and special equity awards	152	1,022	549	5,391
Transaction and Other Costs	943	879	8,737	5,511
Interest expense	28,080	25,679	108,660	75,930
Loss on the extinguishment of debt	—	—	450	3,073
Impairment loss	30,919	—	90,226	—
Income tax expense (benefit)	(968)	(1,336)	(296)	1,264
Net income (loss) attributable to redeemable noncontrolling interests	(4,635)	(2,468)	(10,596)	13,244
Net income (loss) attributable to noncontrolling interests	(432)	197	(1,135)	371
Less:
Third-party real estate services, including reimbursements revenue	22,463	21,050	92,051	89,022
Other revenue	2,624	1,663	10,902	7,421
Loss from unconsolidated real estate ventures, net	(25,679)	(4,600)	(26,999)	(17,429)
Interest and other income, net	1,649	1,715	15,781	18,617
Gain on the sale of real estate, net	37,729	3,263	79,335	161,894
Consolidated NOI	73,948	76,195	299,528	297,210
NOI attributable to unconsolidated real estate ventures at our share	4,475	4,483	19,452	26,861
Non-cash rent adjustments (1)	(3,568)	(7,655)	(23,482)	(17,442)
Other adjustments (2)	5,174	7,069	22,994	27,739
Total adjustments	6,081	3,897	18,964	37,158
NOI	$80,029	$80,092	$318,492	$334,368
Less: out-of-service NOI loss (3)	(905)	(805)	(3,512)	(4,849)
Operating Portfolio NOI	$80,934	$80,897	$322,004	$339,217
Non-Same Store NOI (4)	618	5,889	22,125	44,174
Same Store NOI (5)	$80,316	$75,008	$299,879	$295,043

Change in Same Store NOI	7.1%		1.6%
Number of properties in Same Store pool	44		42

(1)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and related party management fees.
(3)	Includes the results of our Under-Construction assets and assets in the Development Pipeline.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared, including disposed properties, and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and In-Service for the entirety of both periods being compared.

SIGNED BUT NOT YET COMMENCED LEASES	DECEMBER 31, 2023 (Unaudited)

Signed But Not Yet Commenced Leases

in thousands, at JBG SMITH Share		Total
		Annualized
		Estimated	Estimated Rent (1) for the Quarter Ending
Assets	C/U (2)	Rent (3)	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025

Multifamily
Operating	C	$344	$2	$17	$44	$86	$86	$86
Under construction	C	1,156	13	113	178	254	289	289
Total		$1,500	$15	$130	$222	$340	$375	$375

Commercial
Operating	C	$4,360	$314	$570	$651	$1,040	$1,040	$1,040

Total		$5,860	$329	$700	$873	$1,380	$1,415	$1,415

Note: Includes only leases for office and retail spaces for which rent had not yet commenced as of December 31, 2023.

(1)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is estimated to commence, multiplied by the applicable number of months for each quarter based on the lease's estimated commencement date.
(2)	"C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(3)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is expected to commence, multiplied by 12.

LEASING ACTIVITY - MULTIFAMILY	DECEMBER 31, 2023 (Unaudited)

Leasing Activity - Multifamily

Three Months Ended December 31, 2023
Effective new lease rates (1)	(0.6%)
Effective renewal lease rates (1)	7.0%
Effective blended lease rates (1)	3.5%

Renewal rate	56.0%

Note: At JBG SMITH Share. Includes assets that were In-Service. Excludes non-market units, North End Retail and assets which are operated as short-term rental properties (2221 S. Clark Street - Residential and 900 W Street).

(1)	Average change in rates versus expiring rates net of concessions. Excludes leases with lease terms less than nine months.

LEASING ACTIVITY - OFFICE	DECEMBER 31, 2023 (Unaudited)

Leasing Activity – Office

square feet in thousands	Three Months Ended	Year Ended
	December 31, 2023	December 31, 2023
Square feet leased:
At 100% share	180	963
At JBG SMITH Share	170	927
First-generation space: New	20	70
Second-generation space: New	40	130
Second-generation space: Renewal	110	727
Initial rent (1)	$45.12	$47.14
Straight-line rent (2)	$41.16	$45.52
Weighted average lease term (years)	6.9	5.5
Weighted average Free Rent period (months)	10.3	5.6
Second-generation space:
Square feet	150	857
Cash basis:
Initial rent (1)	$45.42	$47.45
Prior escalated rent	$43.87	$46.91
% change	3.5%	1.2%
GAAP basis:
Straight-line rent (2)	$41.26	$45.74
Prior straight-line rent	$41.19	$44.81
% change	0.2%	2.1%
Tenant improvements:
Per square foot	$16.94	$23.60
Per square foot per annum	$2.45	$4.26
% of initial rent	5.4%	9.0%
Leasing commissions:
Per square foot	$9.16	$4.93
Per square foot per annum	$1.32	$0.89
% of initial rent	2.9%	1.9%

Note: At JBG SMITH Share, unless otherwise indicated. The leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of property rental revenue in accordance with GAAP. Second-generation space represents square footage that was vacant for less than nine months. Weighted average lease term is weighted by square footage and weighted average Free Rent period is weighted by Annualized Rent.

(1)	Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include Free Rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot but are included in the GAAP basis rent per square foot.
(2)	Represents the GAAP basis weighted average rent per square foot that is recognized over the term of the respective leases, including the effect of Free Rent and fixed step-ups in rent.

LEASE EXPIRATIONS	DECEMBER 31, 2023 (Unaudited)

Lease Expirations

		At JBG SMITH Share
							Estimated
					% of		Annualized
			% of	Annualized	Total	Annualized	Rent Per
	Number		Total	Rent	Annualized	Rent Per	Square Foot at
Year of Lease Expiration	of Leases	Square Feet	Square Feet	(in thousands)	Rent	Square Foot	Expiration (1)
Month-to-Month	34	350,538	5.1%	$12,823	4.0%	$36.58	$36.58
2024	84	1,425,853	20.6%	67,318	21.2%	47.21	46.75
2025	59	470,183	6.8%	21,600	6.8%	45.94	46.77
2026	52	246,936	3.6%	12,414	3.9%	50.27	51.64
2027	34	508,033	7.3%	24,879	7.8%	48.97	52.70
2028	39	429,762	6.2%	20,916	6.6%	48.67	52.92
2029	27	199,507	2.9%	9,730	3.1%	48.77	53.71
2030	22	608,111	8.8%	29,839	9.4%	49.07	49.94
2031	27	552,510	8.0%	21,122	6.7%	38.23	41.06
2032	20	793,813	11.5%	36,919	11.6%	46.51	49.51
Thereafter	62	1,345,827	19.2%	59,766	18.9%	45.74	58.69
Total / Weighted Average	460	6,931,073	100.0%	$317,326	100.0%	$46.04	$49.84

Note: Includes all leases as of December 31, 2023 for which a tenant has taken occupancy for office and retail space within our operating portfolio and assuming no exercise of renewal options or early termination rights. The weighted average remaining lease term for the entire portfolio is 5.1 years.

(1)	Represents monthly base rent before Free Rent, plus tenant reimbursements, as of lease expiration multiplied by 12 and divided by square footage. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. Tenant reimbursements at lease expiration are estimated by escalating tenant reimbursements as of December 31, 2023, or management's estimate thereof, by 2.75% annually through the lease expiration year.

TENANT CONCENTRATION	DECEMBER 31, 2023 (Unaudited)

Tenant Concentration

dollars in thousands			At JBG SMITH Share
	Tenant	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent	% of Total Annualized Rent
1	U.S. Government (GSA)	37	1,810,310	26.1%	$72,167	22.7%
2	Amazon	6	926,703	13.4%	41,640	13.1%
3	Gartner, Inc	1	174,424	2.5%	12,878	4.1%
4	Lockheed Martin Corporation	2	207,095	3.0%	10,001	3.2%
5	Accenture LLP	2	116,736	1.7%	5,722	1.8%
6	Public Broadcasting Service	1	120,328	1.7%	5,004	1.6%
7	Booz Allen Hamilton Inc	3	107,415	1.5%	4,859	1.5%
8	Greenberg Traurig LLP	1	64,090	0.9%	4,698	1.5%
9	The International Justice Mission	1	74,833	1.1%	4,508	1.4%
10	Family Health International	1	59,514	0.9%	4,047	1.3%
11	American Diabetes Association	1	80,998	1.2%	3,793	1.2%
12	Evolent Health LLC	1	90,905	1.3%	3,765	1.2%
13	Willis Towers Watson US LLC	1	61,653	0.9%	3,320	1.0%
14	National Consumer Cooperative	1	65,736	0.9%	3,236	1.0%
15	SAIC	3	62,963	0.9%	3,071	1.0%
16	Management System Intl Inc	1	50,069	0.7%	2,953	0.9%
17	Whole Foods Market Group Inc	2	81,582	1.2%	2,732	0.9%
18	Cushman & Wakefield U.S. Inc	1	38,008	0.5%	2,543	0.8%
19	Food Marketing Institute	1	44,196	0.6%	2,424	0.8%
20	WeWork	1	41,647	0.6%	2,305	0.7%
	Other	392	2,651,868	38.4%	121,660	38.3%
	Total	460	6,931,073	100.0%	$317,326	100.0%

Note: Includes all leases as of December 31, 2023 for which a tenant has taken occupancy for office and retail space within our operating portfolio.

INDUSTRY DIVERSITY	DECEMBER 31, 2023 (Unaudited)

Industry Diversity

dollars in thousands			At JBG SMITH Share
		Number of		% of Total	Annualized	% of Total
	Industry	Leases	Square Feet	Square Feet	Rent	Annualized Rent
1	Government	41	1,819,667	26.3%	$72,629	22.9%
2	Government Contractors	98	1,403,594	20.3%	67,571	21.3%
3	Business Services	25	1,349,774	19.5%	67,401	21.2%
4	Member Organizations	36	556,535	8.0%	28,527	9.0%
5	Health Services	28	333,754	4.8%	14,566	4.6%
6	Food and Beverage	66	191,288	2.8%	10,977	3.5%
7	Real Estate	26	247,603	3.6%	10,872	3.4%
8	Legal Services	15	107,962	1.6%	7,175	2.3%
9	Communications	3	160,690	2.3%	6,888	2.2%
10	Educational Services	6	62,506	0.9%	3,021	1.0%
	Other	116	697,700	9.9%	27,699	8.6%
	Total	460	6,931,073	100.0%	$317,326	100.0%

Note: Includes all leases as of December 31, 2023 for which a tenant has taken occupancy for office and retail space within our operating portfolio.

PROPERTY TABLE - MULTIFAMILY	DECEMBER 31, 2023 (Unaudited)

Property Table – Multifamily

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q4 2022 ‑ 2023 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2022 - 2023	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3) (4)	Foot (4) (5)

National Landing
RiverHouse Apartments	National Landing	100.0%	C	Y / Y	1960 / 2014	1,676	1,327,551	1,324,889	2,662	96.6%	96.0%	100.0%	$39,062	$2,019	$2.55
The Bartlett	National Landing	100.0%	C	Y / Y	2016 / N/A	699	619,372	577,295	42,077	97.2%	96.7%	100.0%	25,670	2,969	3.60
220 20th Street	National Landing	100.0%	C	Y / Y	2009 / N/A	265	271,476	269,913	1,563	95.1%	94.0%	100.0%	8,375	2,783	2.75
2221 S. Clark Street- Residential (6)	National Landing	100.0%	C	Y / Y	1964 / 2016	216	96,948	96,948	—	88.6%	85.9%	—	4,919	2,208	4.86

DC
West Half	Ballpark	100.0%	C	Y / Y	2019 / N/A	465	385,368	343,089	42,279	94.4%	93.1%	83.1%	$15,688	$2,584	$3.53
Fort Totten Square	Brookland/Fort Totten	100.0%	C	Y / Y	2015 / N/A	345	384,956	254,292	130,664	97.3%	91.6%	100.0%	9,670	1,934	2.65
The Wren	U Street/Shaw	100.0%	C	Y / Y	2020 / N/A	433	332,682	289,686	42,996	96.8%	94.2%	100.0%	12,176	2,214	3.30
The Batley	Union Market	100.0%	C	Y / Y	2019 / N/A	432	300,388	300,388	—	96.1%	94.4%	—	12,270	2,506	3.60
WestEnd25	West End	100.0%	C	Y / Y	2009 / N/A	283	273,264	273,264	—	94.3%	93.6%	—	12,194	3,835	3.94
F1RST Residences	Ballpark	100.0%	C	Y / Y	2017 / N/A	325	270,928	249,456	21,472	95.1%	94.2%	100.0%	10,381	2,438	3.19
Atlantic Plumbing	U Street/Shaw	100.0%	C	Y / Y	2015 / N/A	310	245,143	221,788	23,355	94.0%	93.9%	89.2%	10,192	2,638	3.67
1221 Van Street	Ballpark	100.0%	C	Y / Y	2018 / N/A	291	225,592	202,715	22,877	96.0%	93.1%	100.0%	8,984	2,386	3.47
901 W Street	U Street/Shaw	100.0%	C	Y / Y	2019 / N/A	161	154,379	135,499	18,880	94.5%	95.7%	63.9%	5,840	2,702	3.21
900 W Street (6)	U Street/Shaw	100.0%	C	Y / Y	2019 / N/A	95	71,050	71,050	—	61.1%	47.4%	—	2,753	5,098	7.14
North End Retail (7)	U Street/Shaw	100.0%	C	Y / Y	2015 / N/A	—	27,355	—	27,355	96.0%	—	96.0%	1,752	—	—

MD
8001 Woodmont	Bethesda CBD	100.0%	C	Y / N	2021 / N/A	322	363,979	344,405	19,574	96.2%	94.1%	95.1%	$13,659	$3,469	$3.25

Operating - Total / Weighted Average (6)						6,318	5,350,431	4,954,677	395,754	96.0%	94.7%	95.3%	$185,913	$2,505	$3.15

Under-Construction

National Landing
1900 Crystal Drive (8)	National Landing	—	C			808	633,985	595,315	38,670
2000/2001 South Bell Street (8)	National Landing	—	C			775	580,966	561,961	19,005

Under-Construction - Total						1,583	1,214,951	1,157,276	57,675

Total						7,901	6,565,382	6,111,953	453,429

PROPERTY TABLE - MULTIFAMILY	DECEMBER 31, 2023 (Unaudited)

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q4 2022 ‑ 2023 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2022 - 2023	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3) (4)	Foot (4) (5)

Totals at JBG SMITH Share (6)

National Landing						2,856	2,315,347	2,269,045	46,302	96.6%	96.0%	100.0%	$73,107	$2,348	$2.86
DC						3,140	2,671,105	2,341,227	329,878	95.5%	93.7%	94.7%	99,147	2,542	3.42
MD						322	363,979	344,405	19,574	96.2%	94.1%	95.1%	13,659	3,469	3.25
Operating - Total/Weighted Average						6,318	5,350,431	4,954,677	395,754	96.0%	94.7%	95.3%	$185,913	$2,505	$3.15
Under-Construction assets						1,583	1,214,951	1,157,276	57,675

Number of Assets and Total Square Feet/Units Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet/Units	Square Feet/Units
Q3 2023	16	5,350,369 SF/ 6,318 Units	5,350,369 SF/ 6,318 Units
Acquisitions	—	—	—
Placed into service	—	—	—
Dispositions	—	—	—
Out-of-service adjustment	—	—	—
Portfolio reclassification	—	—	—
Building re-measurements	—	62 SF	62 SF
Q4 2023	16	5,350,431 SF/ 6,318 Units	5,350,431 SF/ 6,318 Units

See footnotes on page 31.

PROPERTY TABLE - MULTIFAMILY	DECEMBER 31, 2023 (Unaudited)

Footnotes

Note: At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest and "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents multifamily rent divided by occupied multifamily units; retail rent is excluded from this metric. Occupied units may differ from leased units because leased units include leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(4)	Excludes North End Retail.
(5)	Represents multifamily rent divided by occupied multifamily square footage; retail rent and retail square footage are excluded from this metric. Occupied multifamily square footage may differ from leased multifamily square footage because leased multifamily square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(6)	2221 S. Clark Street – Residential and 900 W Street are excluded from Percent Leased, Percent Occupied, Annualized Rent, Monthly Rent Per Unit and Monthly Rent per Square Foot metrics as they are operated as short-term rental properties.
(7)	See "Disposition and Recapitalization Activity" on page 38.
(8)	See footnotes (3) and (4) on page 35.

PROPERTY TABLE - COMMERCIAL	DECEMBER 31, 2023 (Unaudited)

Property Table – Commercial

													Office
													Annualized	Retail
				Same Store (2):								Annualized	Rent Per	Annualized
		%		Q4 2022 ‑ 2023 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square	Rent Per
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2022 - 2023	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)	Square Foot (4)

National Landing
1550 Crystal Drive (5) (10)	National Landing	100.0%	C	Y / Y	1980 / 2020	555,302	448,605	106,697	95.3%	91.4%	100.0%	$23,026	$44.09	$46.42
2121 Crystal Drive	National Landing	100.0%	C	Y / Y	1985 / 2006	509,922	504,335	5,587	89.7%	87.0%	100.0%	20,659	46.94	11.50
2345 Crystal Drive	National Landing	100.0%	C	Y / Y	1988 / 2019	499,688	489,063	10,625	55.4%	55.0%	74.3%	13,584	50.00	17.01
2231 Crystal Drive	National Landing	100.0%	C	Y / Y	1987 / 2009	468,907	416,980	51,927	72.7%	69.6%	97.4%	16,038	48.40	39.34
2011 Crystal Drive	National Landing	100.0%	C	Y / Y	1984 / 2006	440,510	433,748	6,762	57.6%	57.7%	50.3%	12,640	49.98	39.13
2451 Crystal Drive	National Landing	100.0%	C	Y / Y	1990 / 2019	402,375	390,318	12,057	86.3%	86.1%	92.6%	15,129	49.15	47.13
1235 S. Clark Street	National Landing	100.0%	C	Y / Y	1981 / 2007	384,656	336,310	48,346	97.5%	95.4%	95.0%	15,991	46.29	24.64
241 18th Street S. (5) (10)	National Landing	100.0%	C	Y / Y	1977 / 2013	355,728	334,032	21,696	96.3%	93.8%	100.0%	14,010	43.22	21.59
1215 S. Clark Street	National Landing	100.0%	C	Y / Y	1983 / 2016	336,159	333,546	2,613	99.6%	100.0%	44.5%	11,509	34.39	33.32
201 12th Street S.	National Landing	100.0%	C	Y / Y	1987 / 2014	329,687	317,474	12,213	99.8%	98.4%	100.0%	12,615	38.56	46.25
251 18th Street S. (5)	National Landing	100.0%	C	Y / Y	1975 / 2013	309,450	293,818	15,632	82.7%	81.7%	100.0%	11,681	45.36	50.33
1225 S. Clark Street	National Landing	100.0%	C	Y / Y	1982 / 2013	276,203	263,353	12,850	94.2%	91.1%	80.9%	10,242	41.83	20.15
1901 South Bell Street	National Landing	100.0%	C	Y / Y	1968 / 2008	274,912	274,912	—	67.6%	67.6%	—	7,782	41.86	—
1770 Crystal Drive	National Landing	100.0%	C	Y / Y	2020 / N/A	273,787	259,651	14,136	100.0%	100.0%	100.0%	12,469	45.61	44.35
2100 Crystal Drive	National Landing	100.0%	C	Y / Y	1968 / 2006	253,437	253,437	—	100.0%	100.0%	—	11,332	44.71	—
1800 South Bell Street (5) (10)	National Landing	100.0%	C	Y / Y	1969 / 2019	203,273	190,984	12,289	100.0%	100.0%	100.0%	8,262	43.26	—
200 12th Street S.	National Landing	100.0%	C	Y / Y	1985 / 2013	202,761	202,761	—	77.5%	77.5%	—	7,797	49.60	—
2200 Crystal Drive (5) (10)	National Landing	100.0%	C	Y / Y	1968 / 2006	161,668	161,668	—	100.0%	100.0%	—	7,622	47.15	—
Crystal Drive Retail (5)	National Landing	100.0%	C	Y / Y	2003 / 2004	42,938	—	42,938	100.0%	—	100.0%	2,778	—	64.70
Crystal City Shops at 2100 (5) (10)	National Landing	100.0%	C	Y / Y	1968 / 2006	34,452	—	34,452	100.0%	—	100.0%	325	—	9.43
Central Place Tower (6) (7)	Rosslyn	50.0%	U	Y / Y	2018 / N/A	551,594	524,316	27,278	96.4%	96.2%	100.0%	36,143	69.94	31.16

Other
2101 L Street	CBD	100.0%	C	Y / Y	1975 / 2007	375,493	344,173	31,320	76.1%	74.6%	92.6%	$19,241	$68.43	$57.66
800 North Glebe Road	Ballston	100.0%	C	Y / Y	2012 / N/A	303,759	277,397	26,362	99.3%	100.0%	92.4%	14,392	47.25	52.74
One Democracy Plaza (6) (8)	Bethesda- Rock Spring	100.0%	C	Y / Y	1987 / 2013	213,139	211,001	2,138	85.5%	85.6%	70.5%	5,317	29.26	21.25
4747 Bethesda Avenue (9)	Bethesda CBD	20.0%	U	Y / Y	2019 / N/A	300,535	286,226	14,309	98.0%	97.9%	100.0%	21,423	70.69	113.39
1101 17th Street	CBD	55.0%	U	Y / Y	1964 / 1999	209,401	199,647	9,754	88.6%	88.9%	82.8%	10,179	54.64	60.11

Operating - Total / Weighted Average						8,269,736	7,747,755	521,981	87.0%	85.7%	95.9%	$342,186	$48.70	$41.30

PROPERTY TABLE - COMMERCIAL	DECEMBER 31, 2023 (Unaudited)

													Office
													Annualized	Retail
				Same Store (2):								Annualized	Rent Per	Annualized
		%		Q4 2022 ‑ 2023 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square	Rent Per
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2022 - 2023	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)	Square Foot (4)

Total at JBG SMITH Share
National Landing						6,591,612	6,167,153	424,459	86.2%	84.6%	96.5%	$253,566	$46.05	$36.98
Other						1,067,669	999,622	68,047	87.2%	86.9%	91.4%	48,834	52.11	57.60
Operating - Total / Weighted Average						7,659,281	7,166,775	492,506	86.3%	84.9%	95.8%	$302,400	$46.92	$39.70

Number of Assets and Total Square Feet Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet	Square Feet
Q3 2023	30	9,150,601	8,129,771
Placed into service	—	—	—
Dispositions (7)	(3)	(516,490)	(311,088)
Out-of-service adjustment (10)	—	(137,208)	(137,208)
Portfolio reclassification	—	—	—
Building re-measurements	—	326	304
Other (11)	(1)	(227,493)	(22,498)

Q4 2023	26	8,269,736	7,659,281

See footnotes on page 34.

PROPERTY TABLE - COMMERCIAL	DECEMBER 31, 2023 (Unaudited)

Footnotes

Note:  At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest and "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents annualized office rent divided by occupied office square footage; annualized retail rent and retail square footage are excluded from this metric. Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of tenants that only pay percentage rent. Occupied office square footage may differ from leased office square footage because leased office square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(4)	Represents annualized retail rent divided by occupied retail square footage. Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of tenants that only pay percentage rent. Occupied retail square footage may differ from leased retail square footage because leased retail square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(5)	The following assets contain space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from Square Feet, leased and occupancy metrics.

		Not Available
Commercial Asset	In-Service	for Lease
1550 Crystal Drive	555,302	3,270
241 18th Street S.	355,728	6,612
251 18th Street S.	309,450	29,996
1800 South Bell Street	203,273	2,913
2200 Crystal Drive	161,668	121,940
Crystal Drive Retail	42,938	14,027
Crystal City Shops at 2100	34,452	37,763
2221 S. Clark Street - Office	-	35,182

(6)	The following assets are subject to ground leases:

Ground Lease
Commercial Asset	Expiration Date
Central Place Tower (a) (b)	6/2/2102
One Democracy Plaza	11/17/2084

(a)The ground lease is recorded as a finance lease for accounting purposes; therefore, any expense is recorded as interest expense and excluded from NOI.
(b)We have an option to purchase the ground lease at a fixed price.

(7)	See "Disposition and Recapitalization Activity" on page 38.
(8)	Not Metro-Served.
(9)	Includes JBG SMITH's corporate office lease for approximately 84,400 SF.
(10)	In Q4 2023, we took out of service 121,940 SF of office space at 2200 Crystal Drive and 15,268 SF of retail space at various National Landing assets.
(11)	Beginning in Q4 2023, The Foundry which is owned by an unconsolidated real estate venture, has been excluded from the occupancy, non-GAAP financial measures, leverage metrics, operating assets and operating metrics presented in our investor package as our investment in this asset is zero, we do not anticipate receiving any near-term cash flow distributions and we have not guaranteed their obligations or otherwise committed to providing financial support.

PROPERTY TABLE – UNDER-CONSTRUCTION	DECEMBER 31, 2023 (Unaudited)

Property Table – Under Construction

dollars in thousands
					Schedule (1)			At JBG SMITH Share
			Estimated	Estimated		Estimated	Estimated		Estimated	Estimated
		%	Square	Number of	Construction	Completion	Stabilization	Historical	Incremental	Total
Asset	Submarket	Ownership	Feet	Units	Start Date	Date	Date	Cost (2)	Investment	Investment

Multifamily
National Landing
1900 Crystal Drive (3)	National Landing	—	633,985	808	Q1 2021	Q1 2024 - Q3 2024	Q1 2026	$379,553	$42,638	$422,191
2000/2001 South Bell Street (4)	National Landing	—	580,966	775	Q1 2022	Q1 2025 - Q3 2025	Q4 2026	209,008	134,427	343,435

Under-Construction - Total / Weighted Average			1,214,951	1,583

Under-Construction - Total / Weighted Average at JBG SMITH Share			1,214,951	1,583	Q3 2021	Q3 2024 - Q1 2025	Q3 2026	$588,561	$177,065	$765,626

Weighted average Projected NOI Yield at JBG SMITH Share:	Multifamily
Estimated Total Investment (5)	5.8%
Estimated Incremental Investment	25.0%
Estimated Stabilized NOI at JBG SMITH Share (dollars in millions)	$44.2

Note: At 100% share, unless otherwise noted.

(1)	Average dates are weighted by share of estimated square footage.
(2)	Historical Cost excludes certain GAAP adjustments such as capitalized interest and ground lease costs. See definition of Historical Cost on page 43.
(3)	We leased the land underlying 1900 Crystal Drive to a lessee, which is constructing a multifamily asset comprising two towers with ground floor retail. The ground lessee has engaged us to be the development manager for the construction of 1900 Crystal Drive, and separately, we are the lessee in a master lease of the asset. We have an option to acquire the asset until a specified period after completion. The ground lessee entered into a mortgage loan collateralized by the leasehold interest with a maximum principal balance of $227.0 million. As of December 31, 2023, $187.4 million was outstanding under the mortgage loan. See page 40 for additional information. The ground lessee was obligated to invest $17.5 million of equity funding, all of which was funded, and JBG SMITH is obligated to provide the additional project funding through a mezzanine loan to the ground lessee. We determined that 1900 Crystal Drive is a variable interest entity ("VIE") and that we are the primary beneficiary of the VIE. Accordingly, we consolidated the VIE with the lessee's ownership interest shown as "Noncontrolling interests" in our condensed consolidated balance sheets. The ground lease, the mezzanine loan and the master lease described above are eliminated in consolidation. 1900 Crystal Drive's full cost, debt balance and other metrics are included at 100% in the at JBG SMITH Share metrics presented within this Investor Package.
(4)	We leased the land underlying 2000/2001 South Bell Street to a lessee, which is constructing a multifamily asset comprising two towers with ground floor retail. The ground lessee has engaged us to be the development manager for the construction of 2000/2001 South Bell Street, and separately, we are the lessee in a master lease of the asset. We have an option to acquire the asset until a specified period after completion. The ground lessee entered into a mortgage loan collateralized by the leasehold interest with a maximum principal balance of $208.5 million. As of December 31, 2023, $61.3 million was outstanding under the mortgage loan. See page 40 for additional information. The ground lessee was obligated to invest $16.0 million of equity funding, all of which was funded, and JBG SMITH is obligated to provide additional project funding through a mezzanine loan to the ground lessee. We determined that 2000/2001 South Bell Street is a VIE and that we are the primary beneficiary of the VIE. Accordingly, we consolidated the VIE with the lessee's ownership interest shown as "Noncontrolling interests" in our condensed consolidated balance sheets. The ground lease, the mezzanine loan and the master lease described above are eliminated in consolidation. 2000/2001 South Bell Street's full cost, debt balance and other metrics are included at 100% in the at JBG SMITH Share metrics presented within this Investor Package.
(5)	Historical Cost of 1900 Crystal Drive includes $22.6 million of design costs, the majority of which were incurred prior to the Formation Transaction, that are not related to the current planned development. Excluding these costs, Projected NOI Yield on Estimated Total Investment would be 6.0%.

PROPERTY TABLE – DEVELOPMENT PIPELINE	DECEMBER 31, 2023 (Unaudited)

Property Table – Development

dollars in thousands

			Earliest
			Potential					Estimated
		%	Construction	Estimated Potential Development Density (SF)				Number of
Asset	Submarket	Ownership	Start Date (1)	Total	Multifamily	Office	Retail	Units

National Landing
Potomac Yard Landbay F/G/H	National Landing	50.0% / 100.0%	2024-2026	2,614,000	1,147,000	1,369,000	98,000	1,240
1415 S. Eads Street	National Landing	100.0%	2024	531,400	527,400	—	4,000	635
3330 Exchange Avenue	National Landing	50.0%	2024	239,800	216,400	—	23,400	240
3331 Exchange Avenue	National Landing	50.0%	2024	180,600	164,300	—	16,300	170
RiverHouse Land	National Landing	100.0%	2025	1,988,400	1,960,600	—	27,800	1,665
2250 Crystal Drive	National Landing	100.0%	2025	696,200	681,300	—	14,900	825
223 23rd Street	National Landing	100.0%	2025	492,100	484,100	—	8,000	610
2525 Crystal Drive	National Landing	100.0%	2025	373,000	370,000	—	3,000	370
101 12th Street S.	National Landing	100.0%	2025	239,600	—	234,400	5,200	—
1800 South Bell Street Land (2)	National Landing	100.0%	2026	311,000	—	307,000	4,000	—
DC
Gallaudet Parcel 2-3 (3)	Union Market	100.0%	2024	819,100	758,200	—	60,900	820
Capitol Point - North	NoMa	100.0%	2025	451,400	434,100	—	17,300	470
Gallaudet Parcel 4 (3)	Union Market	100.0%	2026	644,200	605,200	—	39,000	645
Other Development Parcels (4)				1,248,100	142,200	1,105,900	—	—

Total				10,828,900	7,490,800	3,016,300	321,800	7,690

Totals at JBG SMITH Share
National Landing				6,649,000	5,137,300	1,375,900	135,800	5,280
DC				2,107,000	1,840,200	149,600	117,200	1,935
				8,756,000	6,977,500	1,525,500	253,000	7,215

			Fully Entitled	4,727,600	3,723,400	806,000	198,200	4,210
			Entitlement In Process	4,028,400	3,254,100	719,500	54,800	3,005
				8,756,000	6,977,500	1,525,500	253,000	7,215

Historical Cost at JBG SMITH Share (5)	$ 380,586

See footnotes on page 37.

PROPERTY TABLE – DEVELOPMENT PIPELINE	DECEMBER 31, 2023 (Unaudited)

Footnotes

Note: At 100% share, unless otherwise noted.

(1)	Represents the earliest potential year in which construction could commence, subject to receipt of full entitlements, completion of design and market conditions. Office developments are pre-lease dependent.
(2)	Currently encumbered by an operating commercial asset.
(3)	Controlled through an option to acquire a leasehold interest with estimated stabilized annual ground rent payments totaling approximately $3.8 million. As of December 31, 2023, the weighted average remaining term for the option is 1.4 years.
(4)	Comprises four assets in which we have a minority interest.
(5)	Historical Cost includes certain intangible assets, such as option and transferable density rights values recorded as part of the Formation Transaction; and excludes certain GAAP adjustments, such as capitalized interest and ground lease costs. See definition of Historical Cost on page 43.

DISPOSITION AND RECAPITALIZATION ACTIVITY	DECEMBER 31, 2023 (Unaudited)

Disposition Activity

dollars in thousands, at JBG SMITH Share

					Total Square Feet/	Gross Sales
Assets	% Ownership	Asset Type	Location	Date Disposed	Units (1)	Price

Q1 2023
Development Parcel (2)	100.0%	Development Pipeline	Arlington, VA	March 17, 2023	—	$5,500

Q2 2023
None

Q3 2023
Stonebridge at Potomac Town Center	10.0%	Commercial	Woodbridge, VA	August 24, 2023	50,433 SF	$17,250
Falkland Chase-South & West / North	100.0%	Multifamily	Silver Spring, MD	September 20, 2023	438 Units	95,000
Subtotal						$112,250

Q4 2023
5 M Street Southwest	100.0%	Development Pipeline	Washington, DC	October 4, 2023	664,700 SF	$29,500
Rosslyn Gateway – North and South / Rosslyn Land (3)	18.0%	Commercial / Development Pipeline	Arlington, VA	November 14, 2023	45,088 SF	9,360
Crystal City Marriott	100.0%	Commercial	Arlington, VA	November 30, 2023	266,000 SF	80,000
Capitol Point - North - 75 New York Avenue	100.0%	Development Pipeline	Washington, DC	December 5, 2023	286,900 SF	11,516
Subtotal						$130,376

Total						$248,126

Q1 2024 (To Date)
North End Retail	100.0%	Multifamily	Washington, DC	January 22, 2024	27,355 SF	$14,250
Central Place Tower	50.0%	Commercial	Arlington, VA	February 13, 2024	275,797 SF	162,500
Subtotal						$176,750

(1)	Square Feet for development pipeline assets represents Estimated Potential Development Density.
(2)	One of the parcels acquired in December 2020 along with the future development parcel formerly occupied by the Americana Hotel.
(3)	Square Feet excludes 145,700 square feet of Estimated Potential Development Density.

Recapitalization Activity:

On March 23, 2023, we sold an 80.0% pari-passu interest in 4747 Bethesda Avenue for a gross sales price of $196.0 million, representing a gross valuation of $245.0 million. In connection with the transaction, the real estate venture assumed the related $175.0 million mortgage loan.

DEBT SUMMARY	DECEMBER 31, 2023 (Unaudited)

Debt Summary

dollars in thousands, at JBG SMITH Share
	2024	2025	2026	2027	2028	Thereafter	Total

Consolidated and Unconsolidated Principal Balance
Unsecured Debt:
Revolving credit facility ($750 million commitment)	$—	$—	$—	$62,000	$—	$—	$62,000
Term loans ($720 million commitment)	—	200,000	—	—	520,000	—	720,000
Total unsecured debt	—	200,000	—	62,000	520,000	—	782,000
Secured Debt:
Consolidated principal balance	120,307	391,029	292,358	239,528	85,000	670,003	1,798,225
Unconsolidated principal balance	—	33,000	—	35,000	—	—	68,000
Total secured debt	120,307	424,029	292,358	274,528	85,000	670,003	1,866,225

Total Consolidated and Unconsolidated Principal Balance	$120,307	$624,029	$292,358	$336,528	$605,000	$670,003	$2,648,225

% of total debt maturing	4.5%	23.6%	11.0%	12.7%	22.8%	25.4%	100.0%
% floating rate (1)	—	—	83.8%	47.0%	14.0%	32.5%	26.6%
% fixed rate (2)	100.0%	100.0%	16.2%	53.0%	86.0%	67.5%	73.4%

Weighted Average Interest Rates
Variable rate (3)	—	—	7.11%	6.39%	7.05%	4.50%	6.14%
Fixed rate	3.97%	3.89%	5.45%	4.44%	3.98%	5.46%	4.38%
Total Weighted Average Interest Rates	3.97%	3.89%	6.84%	5.36%	4.41%	5.15%	4.85%

	Revolving Credit Facility and Term Loans
	Revolving				Total/
	Credit	Tranche A‑1	Tranche A‑2	2023	Weighted
	Facility (4)	Term Loan	Term Loan	Term Loan	Average
Credit limit	$750,000	$200,000	$400,000	$120,000	$1,470,000
Outstanding principal balance	$62,000	$200,000	$400,000	$120,000	$782,000
Letters of credit	$467	$—	$—	$—	$467
Undrawn capacity	$687,533	$—	$—	$—	$687,533
Interest rate spread (5)	1.45%	1.24%	1.29%	1.30%	1.29%
All-In interest rate (6)	6.83%	2.70%	3.58%	5.31%	3.88%
Initial maturity date	Jun‑27	Jan‑25	Jan‑28	Jun‑28	—

Note: Amounts shown based on initial maturity date.

(1)	Floating rate debt includes floating rate loans with interest rate caps.
(2)	Fixed rate debt includes floating rate loans with interest rate swaps. Including interest rate caps, 92.3% of our debt is fixed or hedged.
(3)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and all debt was 3.33% and 3.10%, and the weighted average maturity date of the interest rate caps was March 2025 and February 2025. The interest rate cap strike is exclusive of the credit spreads associated with the loans.
(4)	In February 2024, we repaid all amounts outstanding under our revolving credit facility.
(5)	The interest rate for the revolving credit facility excludes a 0.15% facility fee.
(6)	The all-in interest rate is inclusive of interest rate swaps. As of December 31, 2023, we had interest rates swaps for the Tranche A-1 Term Loan, the Tranche A-2 Term Loan and the 2023 Term Loan.

DEBT BY INSTRUMENT	DECEMBER 31, 2023 (Unaudited)

Debt by Instrument

dollars in thousands			Stated	Interest	Current	Initial	Extended
	%	Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	Ownership	Balance	Rate	Hedge (1)	Interest Rate (2)	Date	Date (3)

Consolidated
2101 L Street	100.0%	$120,307	3.97%	Fixed	3.97%	08/15/24	08/15/24
201 12th Street S., 200 12th Street S., and 251 18th Street S.	100.0%	83,319	7.94%	Fixed	7.94%	01/01/25	01/01/25
RiverHouse Apartments	100.0%	307,710	S + 1.39%	Swap	3.55%	04/01/25	04/01/25
1900 Crystal Drive (4)	—	187,358	S + 3.11%	Cap	7.61%	04/25/26	04/25/26
1215 S. Clark Street (5)	100.0%	105,000	S + 1.35%	Swap	5.45%	12/22/26	12/22/26
Tranche A‑1 Term Loan	100.0%	200,000	S + 1.24%	Swap	2.70%	01/14/25	01/14/27
8001 Woodmont	100.0%	101,720	4.82%	Fixed	4.82%	01/15/27	01/15/27
2000/2001 South Bell Street (6)	—	61,271	S + 2.25%	Cap	6.75%	01/22/27	01/22/27
1235 S. Clark Street	100.0%	76,537	3.94%	Fixed	3.94%	11/01/27	11/01/27
Tranche A‑2 Term Loan	100.0%	400,000	S + 1.29%	Swap	3.58%	01/13/28	01/13/28
Revolving Credit Facility (7)	100.0%	62,000	S + 1.45%	—	6.83%	06/29/27	06/29/28
2023 Term Loan	100.0%	120,000	S + 1.30%	Swap	5.31%	06/29/28	06/29/28
1225 S. Clark Street	100.0%	85,000	S + 1.70%	—	7.05%	07/27/28	07/27/28
WestEnd25	100.0%	97,500	S + 1.45%	Swap	4.16%	08/05/29	08/05/29
Multifamily Credit Facility (The Wren and F1RST Residences)	100.0%	187,557	5.13%	Fixed	5.13%	02/01/30	02/01/30
1221 Van Street	100.0%	87,253	S + 2.62%	Swap	6.59%	08/01/30	08/01/30
220 20th Street	100.0%	80,240	S + 2.62%	Swap	6.60%	08/01/30	08/01/30
The Bartlett (8)	100.0%	217,453	S + 2.62%	Cap	4.50%	08/01/30	08/01/30
Total Consolidated Principal Balance		2,580,225
Deferred financing costs and premium / (discount) - mortgage loans		(15,211)
Deferred financing costs - revolving credit facility and term loans (9)		(13,027)
Total Consolidated Indebtedness		$2,551,987

Total Consolidated Indebtedness (net of premium / (discount) and deferred financing costs)
Mortgage loans		$1,783,014
Revolving credit facility		62,000
Deferred financing costs, net (included in other assets) (9)		(10,199)
Term loans		717,172
Total Consolidated Indebtedness		$2,551,987

DEBT BY INSTRUMENT	DECEMBER 31, 2023 (Unaudited)

dollars in thousands			Stated	Interest	Current	Initial	Extended
	%	Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	Ownership	Balance	Rate	Hedge (1)	Interest Rate (2)	Date	Date (3)

Unconsolidated
1101 17th Street	55.0%	$60,000	S + 1.31%	Swap	4.13%	06/13/25	06/13/25
4747 Bethesda Avenue (10)	20.0%	175,000	S + 1.35%	Cap	5.00%	02/20/27	02/20/27
Total Unconsolidated Principal Balance		235,000
Deferred financing costs and premium / (discount)		(8,531)
Total Unconsolidated Indebtedness		$226,469

Principal Balance at JBG SMITH Share
Consolidated principal balance at JBG SMITH Share		$2,580,225
Unconsolidated principal balance at JBG SMITH Share		68,000
Total Consolidated and Unconsolidated Principal Balance at JBG SMITH Share		$2,648,225

Indebtedness at JBG SMITH Share (net of premium / (discount) and deferred financing costs)
Consolidated indebtedness at JBG SMITH Share		$2,551,987
Unconsolidated indebtedness at JBG SMITH Share		66,271
Total Consolidated and Unconsolidated Indebtedness at JBG SMITH Share		$2,618,258

(1)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and all debt was 3.33% and 3.10%, and the weighted average maturity date of the interest rate caps was March 2025 and February 2025. The interest rate cap strike is exclusive of the credit spreads associated with the loans.
(2)	December 31, 2023 one-month term SOFR of 5.35% applied to loans which are denoted as floating (no swap) or floating with a cap, except as otherwise noted.
(3)	Represents the maturity date based on execution of all extension options. Many of these extensions are subject to lender covenant tests.
(4)	We leased the land associated with 1900 Crystal Drive to a lessee which will construct the asset. The ground lessee entered into a mortgage loan collateralized by the asset with a maximum principal balance of $227.0 million. The base rate for this loan was 4.50% as of December 31, 2023. See footnote (3) on page 35 for additional information.
(5)	The notional value of the 1215 S. Clark Street interest rate swap was $47.5 million as of December 31, 2023.
(6)	We leased the land associated with 2000/2001 South Bell Street to a lessee which will construct the asset. In December 2021, the ground lessee entered into a mortgage loan collateralized by the asset with a maximum principal balance of $208.5 million. The base rate for this loan was 4.50% as of December 31, 2023. See footnote (4) on page 35 for additional information.
(7)	December 31, 2023 daily SOFR of 5.38% applied to the revolving credit facility. In February 2024, we repaid all amounts outstanding under our revolving credit facility.
(8)	The cap strike rate for this loan was 1.99% as of December 31, 2023.
(9)	As of December 31, 2023, net deferred financing costs related to the revolving credit facility totaling $10.2 million were included in "Other assets, net" in our condensed consolidated balance sheet.
(10)	The base rate for this loan was 3.65% as of December 31, 2023.

DEFINITIONS	DECEMBER 31, 2023

Definitions

"Annualized Rent" is defined as (i) for multifamily assets, or the multifamily component of a mixed-use asset, the in-place monthly base rent before Free Rent as of December 31, 2023, multiplied by 12, and (ii) for commercial assets, or the retail component of a mixed-use asset, the in-place monthly base rent before Free Rent, plus tenant reimbursements as of December 31, 2023, multiplied by 12. Annualized Rent excludes rent from leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics) and percentage rent. The in-place monthly base rent does not take into consideration temporary rent relief arrangements.

"Annualized Rent per Square Foot" is defined as (i) for multifamily assets, monthly multifamily rent divided by occupied multifamily square feet; annualized retail rent and retail square feet are excluded from this metric and (ii) for commercial assets, annualized office rent divided by occupied office square feet and annualized retail rent divided by occupied retail square feet. Excludes percentage rent and the square footage of tenants that only pay percentage rent. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).

"Development Pipeline" refers to assets that have the potential to commence construction subject to receipt of full entitlements, completion of design and market conditions where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into, a leasehold interest with respect to land.

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps and caps) and certain non-cash expenses (primarily depreciation and amortization expense on our assets). EBITDAre is computed in accordance with the definition established by Nareit. Nareit defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expense, gains and losses on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of right-of-use assets associated with leases in which we are a lessee, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, income from investments, business interruption insurance proceeds, litigation settlement proceeds and share-based compensation expense related to the Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results. A reconciliation of net income (loss) to EBITDA, EBITDAre and Adjusted EBITDA is presented on page 13.

"Estimated Incremental Investment" means management's estimate of the remaining cost to be incurred in connection with the development of an asset as of December 31, 2023, including all remaining acquisition costs, hard costs, soft costs, tenant improvements (excluding Free Rent converted to tenant improvement allowances), leasing costs and other similar costs to develop and stabilize the asset but excluding any financing costs and ground rent expenses. Actual incremental investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of December 31, 2023. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other

DEFINITIONS	DECEMBER 31, 2023

factors, we make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

"Estimated Total Investment" means, with respect to the development of an asset, the sum of the Historical Cost in such asset and the Estimated Incremental Investment for such asset. Actual total investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

"First-generation" is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Formation Transaction" refers collectively to the spin-off on July 17, 2017 of substantially all of the assets and liabilities of Vornado Realty Trust's Washington, DC segment, which operated as Vornado / Charles E. Smith, and the acquisition of the management business and certain assets and liabilities of The JBG Companies.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by Nareit in the Nareit FFO White Paper - 2018 Restatement. Nareit defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization expense related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of right-of-use assets associated with leases in which we are a lessee, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, income from investments, business interruption insurance proceeds, litigation settlement proceeds, amortization of the management contracts intangible and the mark-to-market of derivative instruments, including our share of such adjustments for unconsolidated real estate ventures.

FAD represents Core FFO adjusted for recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption (payments) refunds, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges, including our share of such adjustments for unconsolidated real estate ventures. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions, and other non-comparable income and expenses. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies. A reconciliation of net income (loss) to FFO, Core FFO and FAD is presented on pages 14-15.

"GAAP" means accounting principles generally accepted in the United States of America.

"Historical Cost" is a non-GAAP measure which includes the total Historical Cost incurred by JBG SMITH with respect to the development of an asset, including any acquisition costs, hard costs, soft costs, tenant improvements (excluding Free Rent converted to tenant improvement allowances), leasing costs and other similar costs, but excluding any financing costs and ground rent expenses incurred as of December 31, 2023.

DEFINITIONS	DECEMBER 31, 2023

"In-Service" refers to multifamily or commercial operating assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of December 31, 2023.

"JBG SMITH Share" or "our share" refer to our ownership percentage of consolidated and unconsolidated assets in real estate ventures, but exclude our: (i) 10.0% subordinated interest in one commercial building, (ii) 33.5% subordinated interest in four commercial buildings, (iii) 49.0% interest in three commercial buildings and (iv) 9.9% interest in one commercial building, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures; these interests and debt are excluded because our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

"Metro-Served" means locations, submarkets or assets that are within 0.5 miles of an existing or planned Metro station.

"Monthly Rent Per Unit" represents multifamily rent for the month ended December 31, 2023 divided by occupied units; retail rent is excluded from this metric.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us. The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI"), "Annualized NOI", "Estimated Stabilized NOI" and "Projected NOI Yield" are non-GAAP financial measures management uses to assess an asset's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent for operating leases, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI as a supplemental performance measure of our assets and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other REITs that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI for all assets except Crystal City Marriott, represents NOI for the three months ended December 31, 2023 multiplied by four. Due to seasonality in the hospitality business, Annualized NOI for Crystal City Marriott represents the trailing 12-month NOI as of December 31, 2023. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this Investor Package. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

DEFINITIONS	DECEMBER 31, 2023

This Investor Package also contains management's estimate of stabilized NOI and projections of NOI yield for Under-Construction assets, which are based on management's estimates of property-related revenue and operating expenses for each asset. These estimates are inherently uncertain and represent management's plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. The property-related revenues and operating expenses for our assets may differ materially from the estimates included in this Investor Package. Management's projections of NOI yield are not projections of our overall financial performance or cash flow, and there can be no assurance that the Projected NOI Yield set forth in this Investor Package will be achieved.

Projected NOI Yield means our Estimated Stabilized NOI reported as a percentage of (i) Estimated Total Investment and (ii) Estimated Incremental Investment. Actual initial full year stabilized NOI yield may vary from the Projected NOI Yield based on the actual incremental investment to complete the asset and its actual initial full year stabilized NOI, and there can be no assurance that we will achieve the Projected NOI Yields described in this Investor Package.

We do not provide reconciliations for non-GAAP estimates on a future basis, including Estimated Stabilized NOI and expected Annualized NOI because we are unable to provide a meaningful or accurate calculation or estimate of reconciling items and the information is not available without unreasonable effort. This inability is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income (loss). Additionally, no reconciliation of Projected NOI Yield to the most directly comparable GAAP measure is included in this Investor Package because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measures without unreasonable efforts because such data is not currently available or cannot be currently estimated with confidence. Accordingly, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

"Non-Same Store" refers to all operating assets excluded from the Same Store pool.

"Percent Leased" is based on leases signed as of December 31, 2023, and is calculated as total rentable square feet less rentable square feet available for lease divided by total rentable square feet expressed as a percentage. Out-of-service square feet are excluded from this calculation.

"Percent Occupied" is based on occupied rentable square feet/units as of December 31, 2023, and is calculated as (i) for multifamily space, total units less unoccupied units divided by total units, expressed as a percentage and (ii) for office and retail space, total rentable square feet less unoccupied square feet divided by total rentable square feet. Out-of-service square feet and units are excluded from this calculation.

"Pro Rata Adjusted General and Administrative Expenses", a non-GAAP financial measure, represents general and administrative expenses adjusted for share-based compensation expense related to the Formation Transaction and special equity awards and the general and administrative expenses of our third-party asset management and real estate services business that are directly reimbursed. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to assess our general and administrative expenses as compared to similar real estate companies and in general.

"Recently Delivered" refers to multifamily and commercial assets that are below 90% leased and have been delivered within the 12 months ended December 31, 2023.

"Same Store" refers to the pool of assets that were In-Service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared.

"Second-generation" is a lease on space that had been vacant for less than nine months.

"Signed But Not Yet Commenced Leases" means leases that, as of December 31, 2023, have been executed but for which rent has not commenced.

"Square Feet" or "SF" refers to the area that can be rented to tenants, defined as (i) for multifamily assets, management's estimate of approximate rentable square feet,  (ii) for commercial assets, rentable square footage defined in the current lease and for vacant space the rentable square footage defined in the previous lease for that space, (iii) for Under-Construction

DEFINITIONS	DECEMBER 31, 2023

assets, management's estimate of approximate rentable square feet based on current design plans as of December 31, 2023, and (iv) for assets in the Development Pipeline, management's estimate of developable gross square feet based on current business plans with respect to real estate owned or controlled as of December 31, 2023.

"Transaction and Other Costs" include pursuit costs related to completed, potential and pursued transactions, demolition costs, and severance and other costs.

"Under-Construction" refers to assets that were under construction during the three months ended December 31, 2023.

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APPENDIX – TRANSACTION AND OTHER COSTS (NON-GAAP)	DECEMBER 31, 2023 (Unaudited)

Transaction and Other Costs

	Three Months Ended
dollars in thousands	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022

Transaction and Other Costs
Demolition costs	$3	$175	$1,466	$977	$385
Severance and other costs	211	1,033	1,799	1,448	20
Completed, potential and pursued transaction expenses	729	622	227	47	474
Total	$943	$1,830	$3,492	$2,472	$879

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